_____________________________________________________

                              AGREEMENT AND PLAN OF MERGER

                                      by and among

                      FINANCIAL SERVICES ACQUISITION CORPORATION,

                                 EBIC ACQUISITION CORP.

                                          and

                          EURO BROKERS INVESTMENT CORPORATION,

                               Dated as of March 8, 1996

                 _____________________________________________________










































                                  TABLE OF CONTENTS

                                                                       PAGE

          ARTICLE I

                                      THE MERGER  . . . . . . . . . . .   3
               Section 1.1    The Merger  . . . . . . . . . . . . . . .   3
               Section 1.2    Effective Time of the Merger  . . . . . .   3
               Section 1.3    Closing . . . . . . . . . . . . . . . . .   3

          ARTICLE II

                              THE SURVIVING CORPORATION . . . . . . . .   4
               Section 2.1    Certificate of Incorporation  . . . . . .   4
               Section 2.2    By-Laws . . . . . . . . . . . . . . . . .   4
               Section 2.3    Directors and Officers of Surviving
                               Corporation  . . . . . . . . . . . . . .   4

          ARTICLE III

                        CONVERSION OF SHARES AND OTHER MATTERS  . . . .   4
               Section 3.1    Intended Effects of Merger  . . . . . . .   4
               Section 3.2    Conversion of Shares  . . . . . . . . . .   6
               Section 3.3    Escrowed Merger Consideration . . . . . .   7
               Section 3.4    Dissenting Shares; Certain Releases from
                                Escrow  . . . . . . . . . . . . . . . .   8
               Section 3.5    No Fractional Securities  . . . . . . . .  10
               Section 3.6    Adjustment of Exchange Ratios and Cash
                                Consideration . . . . . . . . . . . . .  11
               Section 3.7    Closing True-Up Procedures  . . . . . . .  12
               Section 3.8    Exchange of Company Stock; Other
                                Procedures  . . . . . . . . . . . . . .  18
               Section 3.9    Dividends; Escheat  . . . . . . . . . . .  20
               Section 3.10   Closing of Company Transfer Books . . . .  20
               Section 3.11   Further Assurances  . . . . . . . . . . .  20

          ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . .  21
               Section 4.1    Organization  . . . . . . . . . . . . . .  21
               Section 4.2    Capitalization  . . . . . . . . . . . . .  22
               Section 4.3    Company Subsidiaries  . . . . . . . . . .  23
               Section 4.4    Authority Relative to this Agreement  . .  23
               Section 4.5    Consents; No Violations . . . . . . . . .  24
               Section 4.6    Reports and Financial Statements;
                                Undisclosed Liabilities . . . . . . . .  25
               Section 4.7    Absence of Certain Changes  . . . . . . .  26
               Section 4.8    Approvals . . . . . . . . . . . . . . . .  26
               Section 4.9    Litigation  . . . . . . . . . . . . . . .  26
               Section 4.10   No Default  . . . . . . . . . . . . . . .  27
               Section 4.11   Taxes . . . . . . . . . . . . . . . . . .  28
               Section 4.12   Title to Properties; Encumbrances . . . .  32
               Section 4.13   List of Properties, Contracts and Other
                                Data  . . . . . . . . . . . . . . . . .  33
               Section 4.14   Intellectual Property; Trade Secrets  . .  34
               Section 4.15   Compliance with Applicable Law  . . . . .  37
               Section 4.16   Information in Disclosure Documents and
                                Registration Statement  . . . . . . . .  42
               Section 4.17   Employee Benefit Plans; ERISA . . . . . .  42
               Section 4.18   Environmental Laws and Regulations  . . .  44
               Section 4.19   Condition of Assets . . . . . . . . . . .  45
               Section 4.20   Insurance . . . . . . . . . . . . . . . .  46
               Section 4.21   Absence of Certain Business Practices . .  46
               Section 4.22   Vote Required . . . . . . . . . . . . . .  47
               Section 4.23   DGCL Section 203  . . . . . . . . . . . .  47
               Section 4.24   Affiliate Transactions  . . . . . . . . .  48
               Section 4.25   Brokers . . . . . . . . . . . . . . . . .  48

          ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF FSAC  . . . .  48
               Section 5.1    Organization  . . . . . . . . . . . . . .  48
               Section 5.2    Capitalization  . . . . . . . . . . . . .  49
               Section 5.3    Authority Relative to this Agreement  . .  50
               Section 5.4    Consents; No Violations . . . . . . . . .  51
               Section 5.5    Reports and Financial Statements;
                                Undisclosed Liabilities . . . . . . . .  52
               Section 5.6    Absence of Certain Changes; Business of
                                FSAC  . . . . . . . . . . . . . . . . .  53
               Section 5.7    Approvals . . . . . . . . . . . . . . . .  53
               Section 5.8    Litigation  . . . . . . . . . . . . . . .  53
               Section 5.9    No Default  . . . . . . . . . . . . . . .  53
               Section 5.10   Taxes . . . . . . . . . . . . . . . . . .  54
               Section 5.11   Compliance with Applicable Law  . . . . .  55
               Section 5.12   Information in Disclosure Documents and
                                Registration Statement  . . . . . . . .  55
               Section 5.13   Vote Required . . . . . . . . . . . . . .  56
               Section 5.14   List of Contracts . . . . . . . . . . . .  57
               Section 5.15   Funds . . . . . . . . . . . . . . . . . .  57
               Section 5.16   Brokers . . . . . . . . . . . . . . . . .  57
               Section 5.17   Affiliate Transactions  . . . . . . . . .  57
               Section 5.18   No Properties, Encumbrances, Leasehold
                                Interests or Insurance  . . . . . . . .  58

          ARTICLE VI

                        CONDUCT OF BUSINESS PENDING THE MERGER  . . . .  58
               Section 6.1    Conduct of Business by the Company
                                Pending the Merger  . . . . . . . . . .  58
               Section 6.2    Conduct of Business by FSAC Pending the
                                Merger  . . . . . . . . . . . . . . . .  60
               Section 6.3    Conduct of Business of Sub  . . . . . . .  61

          ARTICLE VII

                                ADDITIONAL AGREEMENTS . . . . . . . . .  62
               Section 7.1    Access and Information  . . . . . . . . .  62
               Section 7.2    No Solicitation.  . . . . . . . . . . . .  62
               Section 7.3    Registration Statement  . . . . . . . . .  64
               Section 7.4    Proxy Statements; Stockholder Approvals .  64
               Section 7.5    Compliance with the Securities Act  . . .  66
               Section 7.6    Reasonable Best Efforts . . . . . . . . .  66
               Section 7.7    Related Agreements  . . . . . . . . . . .  67
               Section 7.8    FSAC Option Plan  . . . . . . . . . . . .  68
               Section 7.9    Unit Purchase Option Exchange . . . . . .  68
               Section 7.10   Charter Amendments  . . . . . . . . . . .  69
               Section 7.11   NASDAQ National Market  . . . . . . . . .  69
               Section 7.12   Exchange Offer  . . . . . . . . . . . . .  69
               Section 7.13   Stockholder Loans . . . . . . . . . . . .  70
               Section 7.14   Directors and Officers  . . . . . . . . .  70
               Section 7.15   Public Announcements  . . . . . . . . . .  71
               Section 7.16   Directors' and Officers'
                                Indemnification . . . . . . . . . . . .  71
               Section 7.17   Expenses  . . . . . . . . . . . . . . . .  71
               Section 7.18   Supplemental Disclosure . . . . . . . . .  72
               Section 7.19   Letters of Accountants  . . . . . . . . .  72
               Section 7.20   Conversion Share Excess . . . . . . . . .  73

          ARTICLE VIII

                       CONDITIONS TO CONSUMMATION OF THE MERGER . . . .  73
               Section 8.1    Conditions to Each Party's Obligation to
                                Effect the Merger . . . . . . . . . . .  73
               Section 8.2    Conditions to Obligations of FSAC and
                                Sub to Effect the Merger  . . . . . . .  75
               Section 8.3    Conditions to Obligation of the Company
                                to Effect the Merger  . . . . . . . . .  77

          ARTICLE IX

                                     TERMINATION  . . . . . . . . . . .  78
               Section 9.1    Termination . . . . . . . . . . . . . . .  78
               Section 9.2    Effect of Termination . . . . . . . . . .  79

          ARTICLE X

                                   INDEMNIFICATION  . . . . . . . . . .  81
               Section 10.1   Survival of Representations and
                                Warranties  . . . . . . . . . . . . . .  81
               Section 10.2   Indemnification of FSAC . . . . . . . . .  81
               Section 10.3   Escrow Deposit; Recourse Against Escrow
                                Securities  . . . . . . . . . . . . . .  82
               Section 10.4   Representatives . . . . . . . . . . . . .  83
               Section 10.5   Certain Limitations on Liability  . . . .  84
               Section 10.6   Exclusive Remedy  . . . . . . . . . . . .  84

          ARTICLE XI

                                  GENERAL PROVISIONS  . . . . . . . . .  84
               Section 11.1   Amendment and Modification  . . . . . . .  84
               Section 11.2   Waiver  . . . . . . . . . . . . . . . . .  85
               Section 11.3   Investigations  . . . . . . . . . . . . .  85
               Section 11.4   Notices . . . . . . . . . . . . . . . . .  85
               Section 11.5   Descriptive Headings; Interpretation  . .  86
               Section 11.6   Entire Agreement; Assignment  . . . . . .  87
               Section 11.7   Governing Law . . . . . . . . . . . . . .  87
               Section 11.8   Severability  . . . . . . . . . . . . . .  87
               Section 11.9   Consolidating Supervisor  . . . . . . . .  88
               Section 11.10  Counterparts  . . . . . . . . . . . . . .  88

          Exhibits

          Exhibit A           -    Form of Escrow Agreement
          Exhibit B           -    Form of Security Transfer Agreement
          Exhibit C           -    Form of Majority Stockholders' Agreement
          Exhibit D           -    Form of Registration Rights Agreement
          Exhibit E           -    Form of Warrant Certificate
          Exhibit F           -    Form of Affiliate Letter

                              Glossary of Defined Terms
          Term                                                      Section

          Acquisition Transaction . . . . . . . . . . . . . . . . .  7.2(a)
          Actual Company Stock Number . . . . . . . . . . . . . . .  3.6(a)
          Actual Dissenting Shares  . . . . . . . . . . . . . . . .  3.4(a)
          Actual Outstanding FSAC Shares  . . . . . . . . . . . . .  3.6(a)
          Actual Outstanding FSAC Warrants  . . . . . . . . . . . .  3.6(a)
          Adjusted Conversion Shares  . . . . . . . . . . . . . . .  3.6(b)
          Affiliates  . . . . . . . . . . . . . . . . . . . . . . .  7.5(a)
          Affiliate Letters . . . . . . . . . . . . . . . . . . . .  7.5(b)
          Agreement . . . . . . . . . . . . . . . . . . . . . . .  Preamble
          Amount  . . . . . . . . . . . . . . . . . . . . . . . . .  3.7(e)
          Applicable Law  . . . . . . . . . . . . . . . . . . . . . 4.15(a)
          Arbitrator  . . . . . . . . . . . . . . . . . . . . .  3.7(d)(ii)
          Bank  . . . . . . . . . . . . . . . . . . . . . . . . 4.15(c)(iv)
          Cash Escrow Amount  . . . . . . . . . . . . . . . . . . . . . 3.3
          Certificates  . . . . . . . . . . . . . . . . . . . . . . . . 3.1
          Charter Amendment . . . . . . . . . . . . . . . . . . .  Preamble
          Class A Company Common Stock  . . . . . . . . . . . . . .  3.2(a)
          Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.3
          Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . 1.3
          Company . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
          Company's Closing Balance Sheet . . . . . . . . . . . .3.7(h)
          Company's Closing Cash Equivalents  . . . . . . . . . . .  8.2(c)
          Company's Closing Defined Net Worth . . . . . . . . . . .  3.7(h)
          Company Common Stock  . . . . . . . . . . . . . . . . . .  3.2(a)
          Company's Final Statement . . . . . . . . . . . . . . . .  3.7(b)
          Company Financial Statements  . . . . . . . . . . . . . .  4.6(a)
          Company Material Adverse Effect . . . . . . . . . . . . . . . 4.1
          Company Permits . . . . . . . . . . . . . . . . . . . . . 4.15(b)
          Company Plans . . . . . . . . . . . . . . . . . . . . . . 4.17(a)
          Company Rights  . . . . . . . . . . . . . . . . . . . . . . . 3.1
          Company Stock . . . . . . . . . . . . . . . . . . . . . .  3.2(a)
          Company Stock Number  . . . . . . . . . . . . . . . . . .  3.2(a)
          Computer Software . . . . . . . . . . . . . . . . . . . . 4.14(e)
          Confidentiality Agreement . . . . . . . . . . . . . . . . . . 7.1
          Contract  . . . . . . . . . . . . . . . . . . . . . . . . . . 4.5
          Conversion Rights . . . . . . . . . . . . . . . . . . . .  3.6(a)
          Conversion Shares . . . . . . . . . . . . . . . . . . . .  3.6(a)
          Currently Outstanding FSAC Shares . . . . . . . . . . . .  3.2(a)
          Currently Outstanding FSAC Warrants . . . . . . . . . . .  3.2(a)
          Damages . . . . . . . . . . . . . . . . . . . . . . . . . .  10.2
          Disputed Estimates  . . . . . . . . . . . . . . . . . . 3.7(a)(i)
          DGCL  . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
          Dissenter . . . . . . . . . . . . . . . . . . . . . . . .  3.4(a)
          Dissenting Shares . . . . . . . . . . . . . . . . . . . .  3.4(a)
          EBCL  . . . . . . . . . . . . . . . . . . . . . . . . 4.15(c)(vi)
          EBFSL . . . . . . . . . . . . . . . . . . . . . . .  4.15(c)(iii)
          EBIL  . . . . . . . . . . . . . . . . . . . . . . . . 4.15(c)(iv)
          EBMI  . . . . . . . . . . . . . . . . . . . . . . . .  4.15(c)(i)
          Effective Time  . . . . . . . . . . . . . . . . . . . . . . . 1.2
          Employment Agreements . . . . . . . . . . . . . . . . .  Preamble
          Environmental Laws  . . . . . . . . . . . . . . . . . . . 4.18(a)
          ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . 4.17(a)
          ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . 4.17(a)
          Escrow Agent  . . . . . . . . . . . . . . . . . . . . .  Preamble
          Escrow Agreement  . . . . . . . . . . . . . . . . . . .  Preamble
          Escrow Stock  . . . . . . . . . . . . . . . . . . . . . . . . 3.3
          Estimated Aggregate Cash Consideration  . . . . . . . . .  3.2(a)
          Excess Conversion Amount  . . . . . . . . . . . . . . . .  8.3(d)
          Excess Conversion Shares  . . . . . . . . . . . . . . . .  8.3(d)
          Exchange Act  . . . . . . . . . . . . . . . . . . . .  4.15(c)(i)
          Exchange Agent  . . . . . . . . . . . . . . . . . . . . .  3.8(a)
          Exchange Offer  . . . . . . . . . . . . . . . . . . . . . .  7.12
          Exchange Ratio  . . . . . . . . . . . . . . . . . . . . .  3.2(a)
          Failed Dissenter  . . . . . . . . . . . . . . . . . . . .  3.4(d)
          Final Statements  . . . . . . . . . . . . . . . . . . . .  3.7(b)
          Fractional Cash Amount  . . . . . . . . . . . . . . . . .  3.8(a)
          FSA . . . . . . . . . . . . . . . . . . . . . . . .  4.15(c)(iii)
          FSAC  . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
          FSAC Closing Balance Sheet  . . . . . . . . . . . . . . .  3.7(g)
          FSAC Closing Cash Equivalents . . . . . . . . . . . . . .  3.7(g)
          FSAC Common Stock . . . . . . . . . . . . . . . . . . .  Preamble
          FSAC Final Statement  . . . . . . . . . . . . . . . . . .  3.7(b)
          FSAC Financial Statements . . . . . . . . . . . . . . . .  5.5(a)
          FSAC Material Adverse Effect  . . . . . . . . . . . . . . . . 5.1
          FSAC Option Plan  . . . . . . . . . . . . . . . . . . . . . . 7.8
          FSAC Preferred Stock  . . . . . . . . . . . . . . . . . .  5.2(a)
          FSAC SEC Reports  . . . . . . . . . . . . . . . . . . . .  5.5(a)
          FSAC Warrants . . . . . . . . . . . . . . . . . . . . .  Preamble
          GAAP  . . . . . . . . . . . . . . . . . . . . . . . . 3.7(d)(iii)
          Governmental Entity . . . . . . . . . . . . . . . . . . . . . 4.5
          Grey Paper  . . . . . . . . . . . . . . . . . . . . . 4.15(c)(iv)
          HKFE  . . . . . . . . . . . . . . . . . . . . . . . .  4.15(c)(v)
          Holder  . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1
          HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . 7.6
          IDAC  . . . . . . . . . . . . . . . . . . . . . . .  4.15(c)(vii)
          Indemnified Parties . . . . . . . . . . . . . . . . . . . .  10.2
          Insurance Policy  . . . . . . . . . . . . . . . . . . . . .  4.20
          Intellectual Property . . . . . . . . . . . . . . . . . . 4.14(a)
          Liabilities . . . . . . . . . . . . . . . . . . . . . . .  4.6(b)
          Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.3
          Majority Stockholders' Agreement  . . . . . . . . . . .  Preamble
          Management  . . . . . . . . . . . . . . . . . . . . . .  Preamble
          Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1
          Merger Consideration  . . . . . . . . . . . . . . . . . .  3.2(a)
          Merger Warrants . . . . . . . . . . . . . . . . . . . . . . . 3.1
          Merger Stock  . . . . . . . . . . . . . . . . . . . . . . . . 3.1
          NASD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.5
          NFA . . . . . . . . . . . . . . . . . . . . . . . . . 4.15(c)(ii)
          Negative Cash Adjustment  . . . . . . . . . . . . . .  3.7(f)(ii)
          New Options . . . . . . . . . . . . . . . . . . . . . . . . . 7.9
          1994 Prospectus . . . . . . . . . . . . . . . . . . . . . . . 3.1
          Notice of Disagreement  . . . . . . . . . . . . . . . . .  3.7(c)
          Ontario Acts  . . . . . . . . . . . . . . . . . . . . 4.15(c)(vi)
          OTC Bulletin Board  . . . . . . . . . . . . . . . . . . . . . 3.5
          Participating Holder  . . . . . . . . . . . . . . . . . .  3.4(d)
          Per Share Book Value  . . . . . . . . . . . . . . . . . . . . 3.3
          Per Share Cash Consideration  . . . . . . . . . . . . . .  3.2(a)
          Pink Sheets . . . . . . . . . . . . . . . . . . . . . . . . . 3.5
          Positive Cash Adjustment  . . . . . . . . . . . . . . . 3.7(f)(i)
          Proportionate Interest  . . . . . . . . . . . . . . . . .  3.4(f)
          Proxy Statements  . . . . . . . . . . . . . . . . . . . . .  4.16
          Public Stockholders . . . . . . . . . . . . . . . . . . .  3.6(a)
          Registration Rights Agreement . . . . . . . . . . . . .  Preamble
          Registration Statement  . . . . . . . . . . . . . . . . . .  4.16
          Related Agreements  . . . . . . . . . . . . . . . . . .  Preamble
          SEC . . . . . . . . . . . . . . . . . . . . . . . . .  4.15(c)(i)
          Section 262 Escrow Securities . . . . . . . . . . . . . . . . 3.3
          Securities Act  . . . . . . . . . . . . . . . . . . . . .  5.5(a)
          Security Transfer Agreement . . . . . . . . . . . . . .  Preamble
          Service . . . . . . . . . . . . . . . . . . . . . . . . . 4.11(a)
          SFA . . . . . . . . . . . . . . . . . . . . . . . .  4.15(c)(iii)
          Stock Exchange Ratio  . . . . . . . . . . . . . . . . . .  3.2(a)
          Stock Purchase Agreement  . . . . . . . . . . . . . . . . 4.10(b)
          Stockholder Loans . . . . . . . . . . . . . . . . . . . .  3.7(h)
          Sub . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
          Sub Common Stock  . . . . . . . . . . . . . . . . . . . .  3.2(c)
          Subsidiary  . . . . . . . . . . . . . . . . . . . . . . .  3.2(b)
          Surviving Corporation . . . . . . . . . . . . . . . . . . . . 1.1
          Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 4.11(c)
          Tax Return  . . . . . . . . . . . . . . . . . . . . . . . 4.11(c)
          Termination Payment . . . . . . . . . . . . . . . . . . .  9.2(b)
          TSA . . . . . . . . . . . . . . . . . . . . . . . .  4.15(c)(iii)
          UK Subsidiaries . . . . . . . . . . . . . . . . . . . . . 4.11(b)
          Unaudited Balance Sheet . . . . . . . . . . . . . . . . .  4.6(a)
          Unit Purchase Option Exchange . . . . . . . . . . . . . . . . 7.9
          Warrant Agreement . . . . . . . . . . . . . . . . . . . . . . 3.1
          Warrant Exchange Ratio  . . . . . . . . . . . . . . . . .  3.2(a)
          Warrant Shares  . . . . . . . . . . . . . . . . . . . . . .  4.16
          WCAS  . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble


















                    AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER, dated as of March 8, 1996 (this "Agreement"), by and among Financial Ser-vices Acquisition Corporation, a Delaware corporation ("FSAC"), EBIC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of FSAC ("Sub"), and Euro Brokers Investment Corporation, a Delaware corporation (the "Company").

               WHEREAS, the Boards of Directors of each of FSAC, Sub and the Company deem it advisable and in the best interests of their respective companies and stock-holders that FSAC acquire the Company pursuant to the terms and conditions of this Agreement, and, in further-ance of such acquisition, such Boards of Directors have approved the Merger (as hereinafter defined) of Sub with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL");

               WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and induce-ment to FSAC and Sub's willingness to enter into this Agreement, the Company is entering into an escrow agree-ment with FSAC, Sub and United States Trust Company of New York, as escrow agent (the "Escrow Agent"), in the form attached hereto as Exhibit A (the "Escrow Agree-ment") with respect to certain of the shares of Common Stock, par value $.001 per share (the "FSAC Common Stock"), of FSAC, warrants and cash to be issued as consideration in the Merger;

               WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and induce-ment to FSAC and Sub's willingness to enter into this Agreement, FSAC, FSAC's Chairman, Gilbert Scharf, FSAC's Secretary, Michael Scharf, Welsh, Carson, Anderson & Stowe VI, L.P., a Delaware limited partnership ("WCAS"), and certain members of management of the Company (the "Management") are entering into a Security Transfer Agreement in the form attached hereto as Exhibit B (the "Security Transfer Agreement") imposing certain restric-tions on certain dispositions of shares of FSAC Common Stock (including certain shares of Merger Stock, as hereinafter defined) and of the Redeemable Common Stock Purchase Warrants of FSAC (all series thereof, including the Merger Warrants as hereinafter defined, collectively the "FSAC Warrants");

               WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and induce-ment to FSAC and Sub's willingness to enter into this Agreement, FSAC, Sub and WCAS are entering into a Majori-ty Stockholders' Agreement, in the form attached hereto as Exhibit C (the "Majority Stockholders' Agreement") with respect to, among other things, the making of cer-tain representations and certain agreements by WCAS in connection with the Merger and the transactions contem-plated thereby;

               WHEREAS, in connection with the transactions contemplated by this Agreement, certain key officers of the Company and FSAC have entered into employment agree-ments with the Company and FSAC respectively (the "Em-ployment Agreements"), the effectiveness of which is conditioned upon consummation of the Merger;

               WHEREAS, in connection with the transactions contemplated by this Agreement and as a condition to consummation of the Merger, FSAC, certain stockholders of FSAC and certain stockholders of the Company will enter into a Registration Rights Agreement in the form attached hereto as Exhibit D (the "Registration Rights Agreement" and, together with the Escrow Agreement, the Security Transfer Agreement, the Majority Stockholders' Agreement, the Warrant Agreement (as hereinafter defined) and the Employment Agreements, the "Related Agreements") with respect to certain shares of FSAC Common Stock; and

               WHEREAS, the Board of Directors of FSAC has approved amendments to FSAC's Certificate of Incorpora-tion that, subject to adoption thereof by the stockhold-ers of FSAC, will (i) increase the number of authorized shares of FSAC Common Stock from 14,000,000 to 30,000,000 and (ii) upon consummation of the Merger (w) delete certain provisions of the Certificate of Incorporation that are no longer relevant, (x) implement a three-class staggered board of directors for FSAC, (y) prohibit actions by written consent of stockholders and (z) change the name of FSAC to Financial Services Corporation (the "Charter Amendments").

               NOW, THEREFORE, in consideration of the forego-ing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                             ARTICLE I

                             THE MERGER

               Section 1.1 The Merger. In accordance with the provisions of this Agreement and the DGCL, at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company (the "Merger"), the separate corporate existence of Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter called the "Surviv-ing Corporation") and shall continue its corporate exis-tence under the laws of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the DGCL.

               Section 1.2   Effective Time of the Merger.
     The Merger shall become effective at the time of filing of, or at such later time specified in, a properly exe-cuted Certificate of Merger, in the form required by and executed in accordance with the DGCL, filed with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL. Such filing shall be made as soon as practicable after the Closing (as hereinafter defined). When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall become effective.

               Section 1.3   Closing.  The closing of the
     transactions contemplated by this Agreement (the "Clos-ing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, at 10:00 a.m., local time, on the day on which all of the conditions set forth in Article VIII are satisfied or waived or on such other date and at such other time and place as FSAC and the Company shall agree (such date, the "Closing Date").

                             ARTICLE II

                     THE SURVIVING CORPORATION

               Section 2.1   Certificate of Incorporation.
     The Certificate of Incorporation of Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviv-ing Corporation shall be "Euro Brokers Investment Corpo-ration."

               Section 2.2   By-Laws.  The By-Laws of Sub as
     in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

               Section 2.3   Directors and Officers of Surviv-
     ing Corporation.

                    (a)  The directors of the Company at the
     Effective Time shall be the initial directors of the Surviving Corporation and, subject to the provisions of
     Section 7.14(b), shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

                    (b)  The officers of the Company at the
     Effective Time shall be the initial officers of the Surviving Corporation and, subject to the provisions of
     Section 7.14(b), shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation, or as otherwise provided by law.

                            ARTICLE III

               CONVERSION OF SHARES AND OTHER MATTERS

               Section 3.1 Intended Effects of Merger. It is the intention of the parties that (i) as a result of and immediately following consummation of the Merger, the holders of record (each, a "Holder" and, collectively, the "Holders") of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (as hereinafter defined) (each, a "Certificate" and, collectively, the "Certificates") will (subject to the terms of the Escrow Agreement) acquire, in the aggregate, assuming there are no Dissenting Shares (as hereinafter defined) and no outstanding options, warrants or other rights to acquire shares of Company Stock ("Company Rights"), and disre-garding any payments of cash in lieu of fractional inter-ests, a fifty percent (50%) interest in FSAC by acquiring a number of shares of newly-issued FSAC Common Stock (the "Merger Stock") and a number of newly-issued FSAC War-rants, which warrants will be denominated as "Series B Redeemable Stock Purchase Warrants" of FSAC, will be represented by certificates substantially in the form attached hereto as Exhibit E, will entitle the holder to receive the same securities for the same exercise price as are receivable by the holders of the existing FSAC Warrants upon any exercise of such FSAC Warrants after the Effective Time, and will otherwise have substantially the same terms and conditions as the FSAC Warrants sold pursuant to the Prospectus, dated November 30, 1994, of FSAC (hereinafter the "1994 Prospectus"), except that the warrants will be issued pursuant to a new warrant agree-ment (the "Warrant Agreement") between FSAC and such warrant agent as is mutually agreed to by FSAC and the Company (the "Merger Warrants"), equal to the number of shares of FSAC Common Stock and the number of FSAC War-rants outstanding, respectively, immediately prior to the Effective Time ((x) reduced by the number of any Conver-sion Shares (as hereinafter defined) or, alternatively, if applicable as a result of the satisfaction of the requirements of the proviso to Section 8.3(d), the number of any Adjusted Conversion Shares (as hereinafter de-fined) and (y) after giving effect, if it occurs, to the Unit Purchase Option Exchange (as defined in and contem-plated by Section 7.9)) and (ii) the respective pre-Merger contributions of FSAC and the Company to the post-Merger consolidated net worth of FSAC be equalized (sub-ject to the adjustments contemplated by Sections 3.7(h) and 3.7(j)) by the payment by FSAC (using funds, to the extent necessary, obtained from the Company as provided by Section 3.8(a)) to the Holders in the Merger of cash consideration (in addition to the Merger Stock, the Merger Warrants and any payments in lieu of fractional shares).

               Section 3.2   Conversion of Shares.  In order
     to implement the intention of the parties stated in
     Section 3.1, by virtue of the Merger and without any action on the part of the holder thereof:

                    (a)  Each share of Class B Common Stock,
     par value $.001 per share (the "Company Common Stock") and Class A Common Stock, par value $.01 per share (the "Class A Company Common Stock" and, together with the Company Common Stock, the "Company Stock"), of the Compa-ny issued and outstanding immediately prior to the Effec-tive Time shall, except as otherwise provided in Sections 3.2(b), 3.4 and 3.5 (and subject to the provisions of Section 3.3), be converted into the right to receive:
     (i) 2.6426688 shares of Merger Stock (as adjusted pursu-ant to Section 3.6, the "Stock Exchange Ratio"), (ii)
     4.5274405 Merger Warrants (as adjusted pursuant to Sec-tion 3.6, the "Warrant Exchange Ratio" and, together with the Stock Exchange Ratio, the "Exchange Ratios") and
     (iii) $9.5734433 in cash, without interest (as adjusted pursuant to Sections 3.6(b) and 3.7, the "Per Share Cash Consideration" and, together with the per share amounts payable pursuant to the Exchange Ratios, hereinafter the "Merger Consideration"). The Exchange Ratios and the Per Share Cash Consideration set forth above have been deter-mined based on an estimate of the cash portion of the Merger Consideration as described in clause (ii) of
     Section 3.1 equal to $16 million (the "Estimated Aggre-gate Cash Consideration"), the 4,416,666 shares of FSAC Common Stock (the "Currently Outstanding FSAC Shares") and 7,566,666 FSAC Warrants (the "Currently Outstanding FSAC Warrants") that were outstanding as of March 5, 1996 and the 1,671,290 shares of Company Common Stock that were outstanding on a fully-diluted basis (the "Company Stock Number") as of March 5, 1996, and are each subject to adjustment as set forth in this Article III to reflect certain changes that may have occurred as of the Effec-tive Time in such number of shares, warrants and rights outstanding. Payment of the Merger Consideration shall be made only in accordance with, and is subject to the provisions and adjustments of, this Article III and the Escrow Agreement.

                    (b)  All shares of Company Stock that are
     (i) held by the Company as treasury shares or owned by any Subsidiary (as hereinafter defined) of the Company or
     (ii) owned by FSAC shall be cancelled and retired and cease to exist, and no securities of FSAC, cash or other consideration shall be delivered in exchange therefor.
     As used in this Agreement, the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or con-trolled by such party and/or one or more of its Subsid-iaries.

                    (c)  Each share of Common Stock, par value
     $.01 per share ("Sub Common Stock"), of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonas-sessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

               Section 3.3   Escrowed Merger Consideration.
     Notwithstanding Section 3.2, at the Effective Time, FSAC shall deposit with the Escrow Agent under the Escrow Agreement, the following portions of the aggregate Merger
     Consideration: (i) 10 percent (10%) of the Merger Stock (the "Escrow Stock") and (ii) an amount in cash (the "Cash Escrow Amount") equal to the sum of (x) $2,000,000 plus (y) the product of (1) the number of Dissenting Shares and (2) the book value per share of Company Stock (the "Per Share Book Value") as determined by dividing the Stockholders' Equity reflected on the Company's Closing Balance Sheet (as hereinafter defined) by the Actual Company Stock Number (as hereinafter defined). In addition, to the extent there are any Dissenting Shares, FSAC shall also deposit at such time with the Escrow Agent under the Escrow Agreement, additional stock and warrant certificates representing the aggregate whole number of shares of Merger Stock and Merger Warrants that, in the absence of the exercise of their appraisal rights, would have been payable as Merger Consideration to Dissenters (as hereinafter defined), if any, with respect to Dissenting Shares (the "Section 262 Escrow Securities"). The Merger Consideration otherwise dis-tributable as of the Effective Time to each Holder in connection with the Merger as provided in Section 3.2 shall be proportionally reduced to reflect the deposit in escrow of those portions of the aggregate Merger Consid-eration required to be deposited in escrow as described in this Section 3.3, and such portions of the Merger Consideration so deposited in escrow shall be released to Holders, FSAC or the Company, as the case may be, only in accordance with the terms of the Escrow Agreement and this Agreement.

               Section 3.4   Dissenting Shares; Certain Re-
     leases from Escrow.

                    (a)  Notwithstanding Section 3.2, each
     share of Company Stock outstanding as of immediately prior to the Effective Time and as to which appraisal rights shall have been duly demanded under the DGCL ("Dissenting Shares") shall be converted into the right to receive, in lieu of the Merger Consideration, payment by the Surviving Corporation of the appraised value of such share to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares (a "Dissenter") shall, under the circumstances permitted by the DGCL, subsequently deliver a written withdrawal of such holder's demand for appraisal of such shares, or fail to establish such holder's entitlement to rights to payment as provided in said Section 262, or (ii) if neither any Dissenter nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in said
     Section 262, such Dissenter or Dissenters (as the case may be) shall forfeit such right to payment for such Dissenting Shares and such Dissenting Shares shall there-upon be deemed to have been converted into the right to receive, without interest, the Merger Consideration as of the Effective Time. The Dissenting Shares, less any such shares with respect to which a Dissenter fails to perfect his or her appraisal rights as contemplated by this
     Section 3.4(a), are hereinafter referred to as the "Actu-al Dissenting Shares." The Surviving Corporation shall be solely responsible for, and shall pay out of its own funds any amounts which become due and payable to holders of Dissenting Shares, and, subject to the other provi-sions of this Section 3.4, such amounts shall not be paid directly or indirectly by FSAC.

                    (b)  The Company shall promptly provide
     FSAC with copies of any written demand for appraisal rights received by the Company, and FSAC shall have the right to participate in all negotiations and proceedings with respect to any such demand. The Company shall not, except with the prior written consent of FSAC, make any payment with respect to, or settle or offer to settle, any such demand.

                    (c)  To the extent that the Surviving
     Corporation makes any payments to Dissenters with respect to their Dissenting Shares, the Surviving Corporation shall be entitled to and shall draw down (i) from the Cash Escrow Amount such portion as is equal to the aggre-gate amount of such payments and (ii) to the extent the Cash Escrow Amount then remaining is insufficient, from the Escrow Stock for the balance thereof, in each case in accordance with the terms and the provisions of the Escrow Agreement and this Article III.

                    (d)  After payments have been made (or the
     right to payment has been forfeited) with respect to all Dissenting Shares, the Escrow Agent shall be instructed by all parties to release the Section 262 Escrow Securi-ties as follows: (i) first, to pay the Merger Consider-ation (other than the Per Share Cash Consideration) to any Dissenter who failed to perfect his or her appraisal rights (as contemplated by Section 3.4(a)) and therefore did not receive any payment for his or her Dissenting Shares (a "Failed Dissenter"); and (ii) second, to pay to each Holder who did not duly demand appraisal rights or who is a Failed Dissenter (each a "Participating Hold-er"), as additional consideration in connection with the Merger, such Participating Holder's Proportionate Inter-est (as hereinafter defined) in the shares of Merger Stock and the Merger Warrants, respectively, comprising the Section 262 Escrow Securities that remain after any releases of the same made pursuant to the immediately preceding clause (i). Any payments made pursuant to this
     Section 3.4(d) shall be subject to Section 3.5 below and, in the case of clause (ii) above, shall be deemed to constitute additional Merger Consideration.

                    (e)  Following the making of whichever of
     the two adjustments contemplated by Sections 3.7(f)(i) and (ii) below is applicable, and provided that all payments have been made (or the right to payment has been forfeited) with respect to all Dissenting Shares, the Escrow Agent shall be instructed by all parties to re-lease the remaining Cash Escrow Amount, if any, as fol-lows: (i) first, to pay to any Failed Dissenter the same portion of the Per Share Cash Consideration actually paid to the other Holders (other than Dissenters) following the Effective Time after giving effect to the deposit of the Cash Escrow Amount in escrow as provided in Section 3.3; and (ii) second, to pay to each Participating Holder the balance of the Per Share Cash Consideration to which such Participating Holder will be entitled as a result of the release of the Cash Escrow Amount, it being under-stood that the amount of the Cash Escrow Amount to be released to each such Participating Holder (and the only balance of the Per Share Cash Consideration to which such Participating Holder will be entitled), shall be such Participating Holder's Proportionate Interest in the remaining cash, if any, comprising the Cash Escrow Amount.

                    (f)  A Holder's "Proportionate Interest"
     shall mean the fraction obtained by dividing (i) the number of shares of Company Stock held of record by such Holder as of immediately prior to the Effective Time by
     (ii) the number of shares remaining after subtracting (x) the Actual Dissenting Shares from (y) the Actual Company Stock Number (as hereinafter defined).

               Section 3.5   No Fractional Securities.  No
     certificates or scrip representing fractional interests in shares of Merger Stock or Merger Warrants shall be issued in the Merger (including in connection with any releases of such securities from any escrow arrangements contemplated by this Agreement). All fractional inter-ests in a share of Merger Stock that a Holder would otherwise be entitled to receive as a result of the Merger shall be aggregated, and all fractional interests in a Merger Warrant that a Holder would otherwise be entitled to receive as a result of the Merger shall be aggregated. If, after such aggregation, a fractional interest in a share of Merger Stock or a Merger Warrant would result, such Holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multi-plying (i) the fractional interest in a share of Merger Stock or a Merger Warrant, as the case may be, to which such Holder would otherwise be entitled and (ii) the average of the per share closing bid price of a share of FSAC Common Stock or an FSAC Warrant, as the case may be,
     (x) on the OTC Bulletin Board (the "OTC Bulletin Board") of the National Association of Securities Dealers (the "NASD") or (y) if not quoted at such time on the OTC Bulletin Board, in the NQB Pink Sheets published by the National Quotation Bureau Incorporated (the "Pink Sheets"), in each case for the five trading days immedi-ately preceding the Effective Time. Any amounts paid to a Holder pursuant to this Section 3.5 shall be deemed to be part of the Merger Consideration. Pending such pay-ment, no fractional interest in a share of Merger Stock or a Merger Warrant shall entitle the owner thereof to vote or to any rights of a security holder.

               Section 3.6   Adjustment of Exchange Ratios and
     Cash Consideration.

                    (a)  (i) FSAC, by its chief executive
     officer, shall certify to the Company on, or immediately following, the Closing Date, (x) the actual number of shares of FSAC Common Stock outstanding as of immediately prior to the Effective Time, including after giving effect to any Unit Purchase Option Exchange as provided in Section 7.9 (the "Actual Outstanding FSAC Shares") and
     (y) the actual number of FSAC Warrants outstanding as of immediately prior to the Effective Time (the "Actual Outstanding FSAC Warrants"), (ii) FSAC, by its chief executive officer, shall certify to the Company promptly following the FSAC stockholder meeting contemplated by
     Section 7.4(b), the aggregate number of shares of FSAC Common Stock (the "Conversion Shares") as to which Public Stockholders (as such term is defined in the 1994 Pro-spectus, hereinafter the "Public Stockholders") have duly requested conversion rights ("Conversion Rights") in connection with the Merger and in accordance with FSAC's Certificate of Incorporation, and (iii) the Company, by its chief executive officer, shall certify to FSAC on, or immediately following, the Closing Date, the actual number of shares of Company Stock outstanding on a fully-diluted basis as of immediately prior to the Effective Time (the "Actual Company Stock Number"). Such certifi-cations shall be treated as additional representations and warranties made under this Agreement.

                    (b)  In accordance with such certifica-
     tions: (i) the Stock Exchange Ratio shall be adjusted to equal the quotient obtained by dividing (x) the differ-ence obtained by subtracting (A) the Conversion Shares (reduced by the number of Excess Conversion Shares (as hereinafter defined), if any, for which the requirements of the proviso in Section 8.3(d) have been satisfied, hereinafter the "Adjusted Conversion Shares") from (B) the Actual Outstanding FSAC Shares, by (y) the Actual Company Stock Number; (ii) the Warrant Exchange Ratio shall be adjusted to equal the quotient obtained by dividing (x) the Actual Outstanding FSAC Warrants by (y) the Actual Company Stock Number; and (iii) the Per Share Cash Consideration shall be adjusted to equal the quo-tient obtained by dividing (x) the Estimated Aggregate Cash Consideration (as adjusted, if applicable, pursuant to Section 3.7(a)(ii)) by (y) the Actual Company Stock Number.

               Section 3.7   Closing True-Up Procedures.

                    (a) (i) Commencing no later than twenty
          (20) business days prior to the Closing Date, each of FSAC and the Company shall cause its respective chief financial officers and independent certified public accountants to consult with each other in good faith in order to reach mutual agreement upon, and deliver to each other, no later than five (5) business days prior to the Closing Date, (x) in the case of FSAC, a good-faith estimate of the FSAC Closing Balance Sheet (as hereinafter defined) and a good faith estimate of FSAC Closing Cash Equivalents (as hereinafter defined) as derived therefrom and
          (y) in the case of the Company, a good-faith esti-mate of the Company's Closing Balance Sheet (as hereinafter defined) and good faith estimates of the Company's Closing Defined Net Worth, the Company's Closing Cash Equivalents and the Per Share Book Value (each as hereinafter defined), each as derived therefrom. If, after making good faith efforts to do so, FSAC and the Company have not, prior to the close of business on the business day immediately preceding the Closing Date, agreed upon the esti-mates of both FSAC Closing Cash Equivalents and the Company's Closing Defined Net Worth, and the aggre-gate amount of the disagreements with respect to such estimates is in excess of $1 million (the "Disputed Estimates"), FSAC and the Company shall immediately refer the Disputed Estimates to the Arbitrator (as hereinafter defined) for resolution in accordance with the expedited procedures set forth on Schedule 3.7(a). The Closing Date and the adjustments contemplated below by Section 3.7(a)(ii) shall be delayed (and, if implicated, the termina-tion right in Section 9.1(b) tolled) until the Arbitrator has made a determination in accordance with such procedures.

                    (ii)  If, based on such estimates (as
          finally agreed or determined), the Amount (as here-inafter defined) required to be calculated pursuant to Section 3.7(e) below would be in excess of the Estimated Aggregate Cash Consideration, the Estimat-ed Aggregate Cash Consideration shall be adjusted (before the deposit of monies with the Exchange Agent, as hereinafter defined, contemplated by
          Section 3.8(a)) by increasing it by the amount of such excess. If, based on such estimates (as final-ly agreed or determined), the Amount as so calculat-ed would be less than the Estimated Aggregate Cash Consideration, the Estimated Aggregate Cash Consid-eration shall be adjusted (before the deposit of monies with the Exchange Agent contemplated by
          Section 3.8(a)) by decreasing it by the amount of such shortfall.

                    (b)  As soon as practicable, but in no
     event later than thirty (30) days following the Closing Date, (i) FSAC shall prepare and deliver to the Company and the Representatives (as hereinafter defined) a final statement of FSAC Closing Cash Equivalents (the "FSAC Final Statement"), together with the FSAC Closing Balance Sheet and (ii) the Company shall prepare and deliver to FSAC a final statement of the Company's Closing Defined Net Worth (the "Company's Final Statement" and, together with the FSAC Final Statement, the "Final Statements"), and the Company's Closing Balance Sheet. Each party's Final Statement shall be accompanied by a certificate attesting to its accuracy of such party's chief financial officer or independent certified public accountants.

                    (c)  Each party shall be entitled to
     inspect all of the work papers, schedules and other supporting papers of the other (and the other's accoun-tants) relating to the other's estimates to be delivered pursuant to Section 3.7(a)(i), the other's Final State-ment and the Company's Closing Balance Sheet and the FSAC Closing Balance Sheet, both during the period of their preparation and after their delivery. If any party in good faith disputes the accuracy or fairness of the Final Statement of the other (it being understood that any mutual agreement or Arbitrator's decision reached on the estimates provided pursuant to Section 3.7(a)(i) shall not prejudice any party's right to dispute the other's Final Statement), such party shall so notify the other within thirty (30) days after receipt thereof, which notice (the "Notice of Disagreement") shall specify in reasonable detail the nature of the reasons for such party's objections and what such party believes is the correct amount to be set forth in such Final Statement. If a party does not timely deliver a Notice of Disagree-ment with respect thereto, then the FSAC Closing Cash Equivalents and/or the Company's Closing Defined Net Worth, as the case may be, shall be as stated in the relevant Final Statement. If a Notice of Disagreement is timely delivered, then the FSAC Closing Cash Equivalents and/or the Company's Closing Defined Net Worth shall be determined as provided in Section 3.7(d).

                    (d) (i) If a Notice of Disagreement(s) is timely given, FSAC and the Representatives shall use their respective good faith efforts to resolve the disputed matters and, if they are able to do so, the FSAC Closing Cash Equivalents and/or the Company's Closing Defined Net Worth, as the case may be, shall be determined in accordance with such parties' agreement.

                    (ii)  If, within fifteen (15) days after
          delivery of a Notice of Disagreement, no agreement has been reached with respect thereto, the disputed items shall, at the initiation of either FSAC or the Representatives, be referred to an audit partner knowledgeable about the financial services industry at KPMG Peat Marwick LLP, New York, New York, or such other "big six" accounting firm and office as FSAC and the Representatives may agree upon (the "Arbitrator"), for determination in accordance with the terms of this Agreement. The Arbitrator shall be instructed to render its determination as soon as reasonably practicable, but in no event later than forty-five (45) days after referral of the matter(s) in dispute. The FSAC Closing Cash Equivalents and/or the Company's Closing Defined Net Worth, as the case may be, shall then be determined by the Arbitrator.

                    (iii) The determinations of the Arbitra-tor shall be made in accordance with generally accepted accounting principles ("GAAP") and the terms of this Agreement and shall be final and binding upon the parties and shall not, in the absence of manifest error, be subject to judicial review.

                    (iv)  The fees and expenses of the Arbi-
          trator shall be paid by FSAC.

                    (e)  After the final determination of the
     FSAC Closing Cash Equivalents and the Company's Closing Defined Net Worth, the parties shall calculate the dif-ference obtained (the "Amount") by subtracting (i) the amount of the FSAC Closing Cash Equivalents as so deter-mined from (ii) the amount of the Company's Closing Defined Net Worth as so determined.

                    (f)(i) If the Amount is greater than the Estimated Aggregate Cash Consideration (as adjusted pursuant to Section 3.7(a)(ii) above), FSAC shall deliver to the Escrow Agent, as an addition to the Cash Escrow Amount, an amount of cash equal to such excess (the "Positive Cash Adjustment"); provided, however, that in no event shall FSAC be required to pay a Positive Cash Adjustment in excess of $2 million.

                    (ii)  If the Estimated Aggregate Cash
          Consideration (as adjusted pursuant to Section 3.7(a)(ii) above) is greater than the Amount, all parties shall instruct the Escrow Agent to release to FSAC such portion of the Cash Escrow Amount as is equal to such excess (the "Negative Cash Adjust-ment"), provided, however, that in no event shall FSAC be entitled to receive a payment of a Negative Cash Adjustment in excess of $2 million.

                    (g)  The term "FSAC Closing Cash Equiva-
     lents" shall mean the sum of the following balance sheet line items of FSAC, as reflected on a consolidated bal-ance sheet of FSAC prepared as of the close of business on the business day immediately preceding the Effective Time (the "FSAC Closing Balance Sheet"), in accordance with GAAP and on a basis consistent with the preparation of the audited Balance Sheet of FSAC as of December 31, 1994: (i) cash and cash equivalents (after giving effect to any payments or accruals with respect to Public Stock-holders in respect of the Conversion Shares (or, if applicable, the Adjusted Conversion Shares, in which event, effect will also be given to the payments to FSAC of the Excess Conversion Amounts)), plus (ii) U.S. Gov-ernment and government agency securities deposited in the Trust Fund (as defined in the 1994 Prospectus) and ac-crued interest thereon, plus (iii) prepaid expenses, minus (iv) accounts payable and other liabilities (in-cluding accrued liabilities) of FSAC (other than (x) accounts payable and other liabilities in respect of expenses to be shared by FSAC and the Company pursuant to
     Section 7.17 and Schedule 3.7(a) and (y) accrued liabili-ties with respect to the possible exercise of Conversion Rights). FSAC agrees to use the FSAC Closing Balance Sheet to prepare its estimate of the FSAC Closing Cash Equivalents and FSAC's Final Statement that are contem-plated by this Section 3.7.

                    (h)  The term "Company's Closing Defined
     Net Worth" shall mean the stockholders' equity of the Company, as reflected on a consolidated balance sheet of the Company prepared as of the close of business on the business day immediately preceding the Effective Time (the "Company's Closing Balance Sheet"), in accordance with GAAP and on a basis consistent with the preparation of the audited consolidated Balance Sheet of the Company as of December 31, 1995, with the following adjustments:
     (i) goodwill shall not exceed $2.4 million, (ii) assets shall not include any notes receivable from or loans to stockholders (evidenced in writing or otherwise) with respect to the purchase of Common Stock of the Company (the "Stockholder Loans") (except to the extent such loans or notes have been repaid in cash in accordance with Section 7.13), (iii) compensation loans and loans related to clearing member seats, to the extent reflected in assets, shall for the purposes of such calculation be deemed offset by an equal liability, (iv) reserves of the Company shall, for the purposes of such calculation, be deemed to be established, increased, reversed or other-wise varied as FSAC and the Company may separately agree in writing prior to the Closing and (v) with respect to adjustments, accruals and other items that are normally made or assessed under GAAP or the Company's standard accounting practices at the end of a monthly, quarterly, semi-annual, annual or other period that would end after the Closing Date, a pro-rated portion of such adjustment, accrual or other item shall be made for the portion of such period ending as of the Closing Date (including, without limitation, a pro-rated portion of all bonuses payable to officers and employees for the six-month period ending June 30, 1996).

                    (i)  The Company agrees to use the
     Company's Closing Balance Sheet, as so adjusted, to prepare its estimate of the Company's Closing Defined Net Worth and the Company's Final Statement that are contem-plated by this Section 3.7. Notwithstanding the forego-ing, the parties agree and acknowledge that the adjust-ments to the Company's Closing Balance Sheet required or permitted by Section 3.7(h): (i) reflect the results of their economic bargaining and are not necessarily reflec-tive of the requirements of GAAP or prudent financial statements, (ii) are intended to be binding solely for purposes of preparing the Company's Closing Balance Sheet and making the Merger Consideration adjustments contem-plated by Article III and (iii) are not intended to be binding on the Company in the preparation of its future financial statements.

                    (j)  The Company and FSAC acknowledge that
     the audited consolidated balance sheet of the Company as of December 31, 1995 includes a reserve of $450,000 that may or may not prove necessary depending on the outcome of certain other events, which outcome is expected to be known no later than December 31, 1996. If the outcome is definitively known prior to the Closing Date, the reserve shall be retained, reversed or adjusted in accordance with the outcome for purposes of the Company's Closing Balance Sheet. If (i) the outcome becomes definitively known after the Closing Date but on or prior to December 31, 1996 and (ii) does not require full utilization of the reserve, it is agreed that, promptly after the out-come, but no later than January 15, 1997, the Surviving Corporation shall distribute to Participating Holders, as additional Merger Consideration hereunder in accordance with their respective Proportionate Interests, the unuti-lized portion of the reserve. If the outcome does not become definitively known until after December 31, 1996, no such distribution shall be made.

                    (k)  Any amounts payable pursuant to the
     preceding Section 3.7(f) shall be released or paid not later than five (5) business days after the final deter-mination of the FSAC Closing Cash Equivalents and the Company's Closing Defined Net Worth pursuant to Sections 3.7(c) or 3.7(d), as the case may be. All amounts re-leased from Escrow shall be released with interest earned thereon as specified in the Escrow Agreement. All other payments (other than any payment pursuant to Section 3.7(j)) shall include interest for the period from, but not including, the Closing Date through the date of such payment, at the rate for 30-day commercial paper set forth in the "Money Rates" column of the Wall Street Journal published on the Closing Date.

               Section 3.8   Exchange of Company Stock; Other
     Procedures.

                         (a)  Prior to the Closing Date, FSAC shall
          designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, and after giving effect to the adjust-ments contemplated by Section 3.7(a)(ii) and any upstreaming of funds contemplated by the last sentence of this Section 3.8(a), FSAC shall deposit with or for the account of the Exchange Agent (i) stock certificates representing the aggregate number of whole shares of Merger Stock issuable pursuant to Section 3.2 (as adjust-ed pursuant to Section 3.6) in exchange for outstanding shares of Company Stock (less certificates representing the shares of Escrow Stock to be deposited in escrow pursuant to the Escrow Agreement, as contemplated by
          Section 3.3), which shares of Merger Stock shall be deemed to have been issued at the Effective Time, (ii) warrant certificates representing the aggregate number of whole Merger Warrants issuable pursuant to Section 3.2 (as adjusted pursuant to Section 3.6) in exchange for outstanding shares of Company Stock, which Merger War-rants shall be deemed to have been issued at the Effec-tive Time, (iii) the Estimated Aggregate Cash Consider-ation (as adjusted pursuant to Sections 3.6 and 3.7, but less the Cash Escrow Amount to be deposited in escrow pursuant to the Escrow Agreement, as contemplated by
          Section 3.3) and (iv) sufficient cash to pay the amounts contemplated by Section 3.5 (the "Fractional Cash Amount"). Notwithstanding the foregoing or anything else to the contrary in this Agreement, it is understood and agreed by the parties that if and to the extent that, at any time that FSAC is obligated to deposit the Estimated Aggregate Cash Consideration and the Fractional Cash Amount pursuant to this Section 3.8(a) or pay a Positive Cash Adjustment pursuant to Section 3.7(f)(i), FSAC's cash and cash equivalents on hand (including proceeds of the Trust Fund) are insufficient to do so, or would leave FSAC, on a stand-alone basis, with liabilities in excess of assets, FSAC shall make such deposits or payments by obtaining the additional necessary funds from the Company and/or its Subsidiaries (by dividend, distribution, intercompany loan or otherwise).

                         (b)  As soon as practicable after the
          Effective Time, FSAC shall cause the Exchange Agent to mail to each Holder of a Certificate or Certificates that were converted pursuant to Section 3.2 into the right to receive the Merger Consideration (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for the Merger Consideration (subject to the portions thereof that have been deposited in escrow). Upon surrender of a Certifi-cate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to the portions thereof that have been deposited in escrow), after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be cancel-led. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, the Merger Consideration (subject to the portions thereof that have been deposited in escrow) may be issued to a transferee if the Certificate representing such Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.8(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration (subject to the portions thereof that have been deposited in escrow) as contemplated by this Article III.

                    Section 3.9 Dividends; Escheat. No dividends or distributions that are declared on shares of FSAC Common Stock or FSAC Warrants will be paid to a person entitled to receive certificates representing shares of Merger Stock or Merger Warrants until such person surren-ders his, her or its Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of Merger Stock or Merger Warrants shall be issued, any dividends or distri-butions with respect to such shares of Merger Stock or Merger Warrants, as the case may be, which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon. Promptly following the date which is six months after the Effective Time, the Ex-change Agent shall deliver to FSAC all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and any holders of Company Stock who have not theretofore complied with this Article III shall look thereafter only to FSAC for the Merger Consideration to which they are entitled pursuant to this Article III. Notwithstanding the fore-going, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                    Section 3.10  Closing of Company Transfer
          Books. As of the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or FSAC, they shall be cancel-led and exchanged as provided in this Article III.

                    Section 3.11 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corpora-tion its right, title or interest in, to or under any of the rights, properties or assets of either of Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, proper-ties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    The Company represents and warrants to FSAC and Sub as follows:

                    Section 4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted and presently is proposed to be conduct-ed. The Company is duly qualified as a foreign corpora-tion to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect, individually or in the aggregate, on the financial condi-tion, results of operations, business, assets, liabili-ties, prospects or properties of the Company and its Subsidiaries taken as a whole, or the ability of the Company to consummate the Merger and the other transac-tions contemplated by this Agreement (a "Company Material Adverse Effect").

                    Section 4.2   Capitalization.

                         (a)  The authorized capital stock of the
          Company consists of 2,000,000 shares of Company Common Stock and 2,000,000 shares of Class A Company Common Stock. As of March 5, 1996, (i) 1,671,290 shares of Company Common Stock were outstanding and no shares of Company Common Stock were held in treasury and (ii) no shares of Class A Company Common Stock were outstanding and 217,450 shares of Class A Company Common Stock were held in treasury. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable. The outstanding shares of capi-tal stock of the Company and its Subsidiaries are not subject to, nor were they issued in violation of, any preemptive rights of stockholders or to any right of first refusal or other similar right in favor of any person. All of the outstanding shares of capital stock of the Company are owned of record and, to the knowledge of the Company, beneficially as set forth in Schedule 4.2(a).

                         (b)  Except as set forth in Schedule
          4.2(b), (i) there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind (contingent or other) to purchase or otherwise to receive from the Company or any of its Subsidiaries any of the authorized but unissued (or treasury) shares of the capital stock or any other security of the Company or any of its Subsid-iaries, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock,
          (iii) none of the Company or any of its Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, (iv) there is no voting trust or other agreement or under-standing to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or any of its Subsidiaries and (v) there is no written agreement or written arrange-ment between the Company or any of its Subsidiaries and any other person (including any current officer or em-ployee) with respect to the sharing of revenues, profits or earnings of the Company or any of its Subsidiaries, business units or desks.

                    Section 4.3   Company Subsidiaries.  Schedule
          4.3 contains a complete and accurate list of all direct and indirect Subsidiaries of the Company, setting forth as to each such Subsidiary the jurisdiction of its incor-poration, the number of shares of each class of its authorized and outstanding capital stock and the record and beneficial ownership of all such outstanding shares. Each Subsidiary of the Company that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorpora-tion. Each Subsidiary of the Company that is a partner-ship is duly formed and validly existing under the laws of its jurisdiction of formation. Each Subsidiary of the Company has the corporate power or the partnership power, as the case may be, to carry on its business as it is now being conducted or presently proposed to be conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation or a foreign partnership, as the case may be, authorized to do business, and is in good stand-ing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Company Material Adverse Effect. All of the outstanding shares of capital stock of the Subsidiaries of the Compa-ny that are corporations are validly issued, fully paid and nonassessable. Except as set forth in Schedule 4.3, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company are owned by the Company or a Subsidiary of the Company free and clear of any liens, pledges, security interests, claims, charges or other encumbrances of any kind whatsoever ("Liens").

                    Section 4.4 Authority Relative to this Agree-ment. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all Related Agreements and other agreements to be executed by it pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby. The execu-tion and delivery of this Agreement and all Related Agreements and other agreements to be executed by the Company pursuant to this Agreement, and the consummation by the Company of the transactions contemplated on its part hereby and thereby, have been duly authorized by the Company's Board of Directors and, except for the approval of the Company's stockholders to be sought at the stockholders' meeting contemplated by Section 7.4(a) with respect to this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any Related Agreement or other agree-ment to be executed by the Company pursuant to this Agreement or for the Company to consummate the transac-tions contemplated hereby or thereby. Each of this Agreement and all Related Agreements and other agreements to be executed by the Company pursuant to this Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accor-dance with its respective terms.

                    Section 4.5 Consents; No Violations. Neither the execution, delivery and performance by the Company of this Agreement nor any Related Agreement or other agree-ment to be executed by the Company pursuant to this Agreement, nor the consummation by the Company of the transactions contemplated hereby or thereby, will
          (i) conflict with or result in any breach of any provi-sions of the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries, (ii) except as set forth in Schedule 4.5, result in a viola-tion or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or accelera-
          tion) under, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiar-ies pursuant to, any of the terms, conditions or provi-sions of any note, bond, mortgage, security and pledge agreement, indenture, or any material license, contract, agreement, commitment or other instrument or obligation (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) except as set forth in Schedule 4.5, constitute a change of control under, or require the consent from or the giving of notice to a third party pursuant to, the terms, condi-tions or provisions of any such Contract, or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any federal, state, local or foreign court, arbitral tribunal, administrative agency or com-mission or other governmental or other regulatory author-ity or administrative agency or commission or of any self-regulatory organization (collectively, a "Governmen-tal Entity") applicable to the Company, any of its Sub-sidiaries or any of their properties or assets.

                    Section 4.6 Reports and Financial Statements; Undisclosed Liabilities.

                         (a)  The Company has furnished or made
          available to FSAC (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1992, 1993, 1994 and 1995 and the related consolidat-ed statements of income, stockholders' equity and cash flows for the fiscal years then ended, certified by Price Waterhouse LLP, and (ii) the unaudited consolidated balance sheet of the Company and it Subsidiaries as of January 31, 1996 (the "Unaudited Balance Sheet") and the related unaudited consolidated statements of income, stockholders' equity and cashflows for the one-month period then ended (collectively, the "Company Financial Statements"). The Company Financial Statements (other than the Unaudited Balance Sheet) have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as otherwise noted therein) and fairly present the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods then ended. The Unaudited Balance Sheet has been prepared in accordance with the Company's internal accounting prac-tices on a basis consistent with the preparation of its monthly Management Reports during 1995. Except as set forth in Schedule 4.6(a), since December 31, 1995, there has been no change in any of the significant accounting (including tax accounting) policies, practices or proce-dures of the Company or any of its consolidated Subsid-iaries.

                         (b)  Except as reflected in the Company
          Financial Statements or the notes thereto or as set forth in Schedule 4.6 hereto, none of the Company or its Sub-sidiaries had any obligations or liabilities, absolute, accrued or contingent ("Liabilities"), as of the respec-tive dates of the balance sheets included in the Company Financial Statements of a type required by GAAP to be reflected in a consolidated balance sheet (or the notes thereto). Except as will be reflected in the Company's Closing Balance Sheet or the notes thereto, none of the Company or its Subsidiaries will have any material Lia-bilities as of the date thereof. Since December 31, 1995, none of the Company or its Subsidiaries has in-curred any material Liabilities, except in connection with the transactions contemplated by this Agreement and except in the ordinary course of business and consistent with past practices.

                         (c)  The commissions receivable reflected
          on the Unaudited Balance Sheet and that will be reflected on the Company's Closing Balance Sheet are and will be bona fide commissions receivable created in the ordinary course of business and are and will be good and collect-ible within periods of time normally prevailing in the industry at the aggregate recorded amounts thereof, net of reserves for doubtful accounts reflected on the Company's Closing Balance Sheet.

                    Section 4.7   Absence of Certain Changes.
          Except as set forth in Schedule 4.7, since December 31, 1995, (a) neither the Company nor any of its Subsidiaries has conducted its business and operations other than in the ordinary course of business and consistent with past practices or taken any actions that, if it had been in effect, would have violated or been inconsistent with the provisions of Section 6.1 and (b) there has not been any fact, event, circumstance or change affecting or relating to the Company or any of its Subsidiaries which has had or would have a Company Material Adverse Effect.

                    Section 4.8 Approvals. Except as set forth in Schedule 4.8, no filing with, or a permit, authoriza-tion, notification, consent or approval of, any Govern-mental Entity is required or necessary for (i) the valid execution, delivery and performance by the Company of this Agreement and all Related Agreements and other agreements to be executed by the Company pursuant to this Agreement, (ii) the consummation by the Company of the transactions contemplated hereby or thereby or (iii) the conduct of the business of the Company and its Subsidiar-ies after the Effective Time in substantially the manner in which it is currently being conducted.

                    Section 4.9 Litigation. Except as set forth in Schedule 4.9 hereto, there is no action, suit, arbi-tration, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, or any of its or their respective properties or rights, nor is there any judgment, decree, injunction or order of any Governmental Entity against the Company or any of its Subsidiaries, which in any such case will or is reasonably likely to have a Company Material Adverse Effect. Nor, to the knowledge of the Company, does there exist any basis for any such action, suit, arbitration, investigation, pro-ceeding, judgment, decree, injunction or order.

                    Section 4.10  No Default.

                         (a)  Except as set forth in Schedule 4.10,
          neither the Company nor any Subsidiary of the Company is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provi-sion of (i) its charter, by-laws or comparable organiza-tional documents, (ii) any provision of the convertible purchase price notes of certain Subsidiaries of the Company or (iii) any Contract to which the Company or any of its Subsidiaries is a party or by which they or any of their properties or assets may be bound, except, in the case of clause (iii), for defaults or violations which would not have a Company Material Adverse Effect.

                         (b)  In connection with the Stock Purchase
          Agreement, dated as of May 10, 1994, among the Company, WCAS and certain others (the "Stock Purchase Agreement") and the transactions contemplated thereby, the following events have heretofore occurred or will occur prior to the Closing (defined terms used in the balance of this Section 4.10(b) shall have the meanings assigned to them in the Stock Purchase Agreement): (i) the termination of the Stockholders Agreement, the Pledge Agreement, the Escrow Agreement (without having effected the Recapital-ization and without the Company or its Subsidiaries having incurred any liability in connection therewith, whether to its debt or equity holders or otherwise), the Note Purchase Agreement and the agreements listed on
          Schedule 4.02(d) to the Stock Purchase Agreement, (ii) the release and termination of all security interests held by WCAS in the assets of the Company and its Subsid-iaries (including by the filing of UCC-3 financing state-ments in the jurisdictions listed on Schedule 4.02(c) to the Stock Purchase Agreement) and (iii) the delivery to the Company of all of the notes and stock certificates listed on Schedule 4.02(e) to the Stock Purchase Agree-ment, together with stock powers and other transfer forms, as applicable, duly executed in blank.

                    Section 4.11  Taxes.

                         (a)  The Company has heretofore delivered
          or will make available to FSAC true, correct and com-plete copies of the consolidated federal, state, local and foreign income, franchise sales and other Tax Returns (as hereinafter defined) filed by the Company and the Company's Subsidiaries for each of the Company's fiscal years ended December 31, 1990, 1991, 1992, 1993 and 1994 inclusive. The Company has duly filed, and each of its Subsidiaries has duly filed, all material federal, state, local and foreign income, franchise, sales and other Tax Returns required to be filed by the Company or any of its Subsidiaries. All such Tax Returns are true, correct and complete in all material respects, and the Company and each of its Subsidiaries has duly paid, all Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all accrued but unpaid Taxes anticipated in respect of all periods since the periods covered by such Tax Returns. Except as set forth in
          Schedule 4.11, all deficiencies assessed as a result of any examination of Tax Returns of the Company or any of its Subsidiaries by federal, state, local or foreign tax authorities have been paid or reserved on the Company Financial Statements in accordance with GAAP consistently applied, and true, correct and complete copies of all revenue agent's reports, "30-day letters," or "90-day letters" or similar statements proposing or asserting any Tax deficiency against the Company or any of its Subsid-iaries for any open year have been heretofore delivered to FSAC. The Company has heretofore delivered or will make available to FSAC true, correct and complete copies of all written tax-sharing agreements and written de-scriptions of all such unwritten agreement or arrange-ments to which the Company or any of its Subsidiaries is a party. Except as set forth in Schedule 4.11, no issue has been raised during the past five years by any feder-al, state, local or foreign taxing authority which, if raised with regard to any other period not so examined, could reasonably be expected to result in a proposed deficiency for any other period not so examined. Except as set forth in Schedule 4.11, neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statutory period of limitations applicable to any claim for Taxes. The consolidated federal income tax returns of the Company and its Subsidiaries have not been examined by the Internal Revenue Service (the "Ser-vice"). Except as set forth in Schedule 4.11, (i) nei-ther the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of
          Section 280G of the Code; (ii) no consent has been filed under Section 341(f) of the Code with respect to any of the Company or its Subsidiaries; (iii) neither the Compa-ny nor any of its Subsidiaries has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; and (iv) neither the Company nor any of its Subsidiaries has issued or assumed any corporate acquisition indebtedness, as defined in
          Section 279(b) of the Code, or any obligations described in Section 279(a)(2) of the Code. The Company and each Subsidiary of the Company have complied (and until the Effective Time will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all appli-cable laws.

                         (b)  With respect to each of the Company's
          subsidiaries organized under the laws of, or operating in, the United Kingdom (collectively, the "UK Subsidiar-ies"):

                         (i)   There are no current arrangements,
               agreements, exemptions or dispensations obtained by any UK Subsidiary from any Tax authority permitting payment without deduction for or on account of Tax.

                         (ii)  The UK Subsidiaries have no out-
               standing entitlement to make any claim, election, appeal or postponement for relief or repayment under any Tax statute other than those claims, elections, appeals or postponements which the UK Subsidiaries normally make in the course of completing their tax affairs.

                         (iii) The UK Subsidiaries have not taken
               any action which has had or might have the result of altering, prejudicing or in any way disturbing, in all cases in any material respect, any arrangement or agreement which it has previously negotiated in respect of Tax.

                         (iv)  Except as disclosed on Schedule
               4.11, the UK Subsidiaries will not become liable to pay or make reimbursement or indemnity in respect of any Tax in consequence of the failure by any other person to discharge that Tax.

                         (v)   No rents, interest, annual payments
               or other sums of an income nature which the UK Subsidiaries are under an existing obligation to pay in the future are or, so far as the Company is aware, may be wholly or partially disallowable as deductions or charges in computing profits for the purposes of Tax.

                         (vi)  Except as disclosed on Schedule
               4.11, the UK Subsidiaries have not been involved in any transaction or series of transactions, which, or any part of which, may for any Tax purposes be disregarded or reconstructed by reason of any motive to avoid, reduce or delay a possible liability to Tax.

                         (vii) The UK Subsidiaries are persons
               registered and fully liable for the purposes of United Kingdom value added tax and no such registra-tion is subject to any conditions. The UK Subsid-iaries are not part of a group for the purpose of United Kingdom value added tax. The UK Subsidiaries have materially complied with all statutory provi-sions, rules, regulations, orders and directions concerning United Kingdom value added tax.

                         (viii) The UK Subsidiaries have only
               disposed of or acquired an asset in circumstances such that the disposal or acquisition would be treated for Tax purposes as an arms length transac-tion. No election has been made either under Sec-tion 35 TCGA 1992 (re-basing) or Sections 152 to 162 or 165 (inclusive) of the Taxation of Changeable Gains Act 1992 (replacement of business assets) in respect of any assets held by a UK Subsidiary.

                         (ix)  No legally binding arrangement or
               agreement has been entered into by a UK Subsidiary under which Tax losses or Tax reliefs for any period commencing after the Closing are obliged or agreed to be surrendered or claimed and there exist no obligations on any UK Subsidiary to make any payment for any such Tax losses or Tax reliefs.

                         (x)   No securities issued by any UK
               Subsidiary and remaining in issue at the date hereof were issued in such circumstances that the interest or part thereof payable thereon fails to be treated as a distribution under section 209 of the Income & Corporation Taxes Act 1988 (meaning of "distribu-tion").

                         (xi)  Except as disclosed on Schedule
               4.11, the UK Subsidiaries have not at any time entered into any transactions for which consent from the United Kingdom treasury or other Tax authority was required without having obtained such consent.

                         (xii) The UK Subsidiaries have not been a
               party to any transaction or arrangement whereby they are liable for Tax or stamp duty reserve tax under or by virtue of operating or being deemed to operate as a branch, agency or broker.

                         (xiii) All documents in the possession or
               under the control of any UK Subsidiary to which a UK Subsidiary is a party and which attract stamp duty have been duly stamped and no claim for exemption from or reduction of stamp duty is outstanding. The UK Subsidiaries have not since December 31, 1995 entered into any transactions in respect of which it may be liable for stamp duty reserve tax.

                         (c)  For purposes of this Agreement, the
          term "Taxes" shall mean all taxes, charges, fees, levies, duties, imports or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, transfer, gains, license, payroll, withhold-ing, capital stock and franchise taxes, corporation tax, advance corporation tax, capital gains tax, national insurance contributions, indenture tax and asset taxes imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" shall mean any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

                    Section 4.12 Title to Properties; Encumbranc-es; Leasehold Interests.

                         (a)  Except as described in the following
          sentence, each of the Company and its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of its material properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Unaudited Balance Sheet (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since February 1, 1996).

                         (b)  None of such properties or assets are
          subject to any Liens (whether absolute, accrued, contin-gent or otherwise), except (i) as set forth in Schedule 4.12, (ii) liens for current taxes or assessments not yet due or payable or which are being contested in good faith by the Company, (iii) mechanic's, materialmen's and similar liens which may have arisen in the ordinary course of business and (iv) minor imperfections of title and encumbrance, if any, which are not substantial in amount and do not materially detract from the value of the property or assets subject thereto and do not impair the operations of any of the Company and its Subsidiaries.

                         (c)  Each lease or agreement to which the
          Company or any of its Subsidiaries is a party and under which it is a lessee of any property, real or personal, owned by any third party is a valid and subsisting agree-ment, in each case without any material default of the Company or its Subsidiaries, as the case may be, thereun-der and, to the knowledge of the Company, without any material default thereunder of any other party thereto. The possession by the Company or its Subsidiaries of such property has not been disturbed nor has any material claim been asserted against the Company or any of its Subsidiaries adverse to its or their respective rights in such leasehold interests.

                         (d)  None of the UK Subsidiaries has any
          material actual or contingent liabilities in respect of any freehold or leasehold land or buildings other than those properties specified in Schedule 4.13(i), whether as present or former freeholder or leaseholder or surety or otherwise.

                    Section 4.13   List of Properties, Contracts
          and Other Data. Annexed hereto as Schedule 4.13 is a list setting forth the following:

                         (i)   all leases of real property and all
               material leases of personal property to which the Company or any of its Subsidiaries is a party, either as lessee or lessor;

                         (ii)  all collective bargaining agree-
               ments, employment and consulting agreements, execu-tive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other similar plans or arrangements providing for benefits to directors, officers or employees of, or independent contractors or other agents for, the Company or any of its Subsidiaries;

                         (iii) all Contracts to which the Company
               or any of its Subsidiaries is a party, or to which it or any of its or their respective assets or properties are subject and which are not specifical-ly referred to in clause (i) or (ii) above and which
               (A) is a Contract or group of related Contracts which exceeds $50,000 per annum in amount, (B) contains warranties by the Company or such Subsid-iary in excess of those customary in its business or
               (C) cannot be performed in the normal course within 180 days after the Effective Time or canceled within such period by the Company or such Subsidiary, as the case may be, or any assignee, without breach or greater than nominal penalty;

                         (iv)  the names and current salaries (as
               of January 1, 1996) and bonuses paid or declared in the last twelve months of all officers and employees of the Company and its Subsidiaries which were $50,000 or more (broken down by desk); and

                         (v)   all licenses, registrations, quali-
               fications, permits, franchises and other authoriza-tions held or required to be held by or issued to the Company or any of its Subsidiaries in connection with ownership of its or their respective assets and properties or the conduct of its or their respective business by any Governmental Entity or pursuant to any Applicable Law (as hereinafter defined), other than any of the same which (i) are not, in the aggregate, material to the Company and its Subsid-iaries, taken as a whole, and (ii) do not relate to regulation of the business activities of the Company or any of its Subsidiaries.

                         True and complete copies of all documents and complete descriptions of all oral contracts (if any) referred to in Schedule 4.13 have been provided or made available to FSAC. Except as set forth in Schedule 4.13, all material provisions of the Contracts referred to in
          Schedule 4.13 are valid and enforceable obligations of each of the Company and its Subsidiaries and, to the knowledge of the Company, of the other parties thereto. Except as set forth in Schedule 4.13, neither the Company nor any of its Subsidiaries has been notified in writing of any claim that any Contract referred to in Schedule
          4.13 is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such Contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default, other than defaults which would not have a Company Material Adverse Effect.

                    Section 4.14   Intellectual Property; Trade
          Secrets.

                         (a)  Except as set forth in Schedule
          4.14(a), the Company and its Subsidiaries are the sole and exclusive owners of all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, services marks, trade secrets, registrations for and applications for registra-tion of trademarks, service marks and copyrights, tech-nology and know-how, rights in Computer Software (as hereinafter defined) and other proprietary rights and information and all technical and user manuals and docu-mentation made or used in connection with any of the foregoing (collectively, the "Intellectual Property") used or held for use in connection with the businesses of the Company or any of its Subsidiaries as currently conducted, free and clear of all Liens.

                         (b)  Schedule 4.14(b) sets forth a com-
          plete and accurate list of (i) all grants, registrations and applications for Intellectual Property, (ii) all proprietary Computer Software owned by the Company or any of its Subsidiaries, and (iii) all material non-propri-etary Computer Software included in the Intellectual Property. The Intellectual Property set forth in Sched-ule 4.14(b)(i) and (ii), and to the Company's knowledge in Schedule 4.14(b)(iii), is valid, subsisting, in proper form and enforceable, and, to the extent that any of the same is registered under Applicable Law, such registra-tion has been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and no application or registration there-for is the subject of any legal or governmental proceed-ing before any registration authority in any jurisdic-tion.

                         (c)  The Company and each of its Subsid-
          iaries owns or has the right to use all of the Intellec-tual Property used by it or held for use by it in connec-tion with its business. To the knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property by any third party. The conduct of the businesses of the Company and its Subsidiaries as currently conducted does not conflict with or infringe in any way any proprietary right of any third party, which conflict or infringement would or is reasonably likely to have a Company Material Adverse Effect or restrict in any material fashion the current or currently proposed con-duct of such businesses, and there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) alleging any such conflict or infringe-ment with any third party's proprietary rights or (ii) challenging the ownership, use, validity or enforceabili-ty of any of the Intellectual Property.

                         (d)  The Computer Software used in the
          conduct of the business of the Company or any of its Subsidiaries is either: (i) owned by the Company or such Subsidiary of the Company, as the case may be, as the result of internal development by an employee of the Company or such Subsidiary of the Company; (ii) developed on behalf of the Company or any of its Subsidiaries by a consultant or contractor and all ownership rights therein have been assigned or otherwise transferred to or vested in the Company or such Subsidiary of the Company, as the case may be; or (iii) licensed or acquired from a third party pursuant to a written license, assignment, or other Contract which is in full force and effect and of which neither the Company nor any of its Subsidiaries have been in material breach. Except as set forth in Schedule 4.14(d), (x) unless party to a confidential relationship, no third party has had access to any of the source code for any of the proprietary Computer Software and (y) no act has been done or omitted to be done by the Company or any of its Subsidiaries to impair or dedicate to the public or entitle any Governmental Entity to hold aban-doned any of the Computer Software.

                         (e)  For purposes of this Agreement, the
          term "Computer Software" shall mean (i) any and all computer programs consisting of sets of statements and instructions to be used directly or indirectly in comput-er software or firmware, (ii) databases and compilations, including without limitation any and all data and collec-tions of data, whether machine readable or otherwise,
          (iii) all versions of the foregoing (x) including without limitation all screen displays and designs thereof, and all component modules of source code or object code or natural language code therefor, and (y) whether recorded on papers, magnetic media or other electronic or non-electronic device, (iv) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (v) all documentation, including, without limitation, all technical and user manuals and training materials, relating to the forego-ing.

                         (f)  (i) No third party has claimed or
          notified the Company or any of its Subsidiaries that any person employed by or otherwise affiliated with the Company or any of its Subsidiaries has, in respect of his or her activities to date, violated any of the terms or conditions of his or her employment contract with any third party, or disclosed or utilized any trade secrets or proprietary information or documentation of any third party, or interfered in the employment relationship between any third party and any of its employees, and
          (ii) to the knowledge of the Company, no person employed by or otherwise affiliated with the Company or its Sub-sidiaries has employed any trade secrets or any informa-tion or documentation proprietary to any former employer, or violated any confidential relationship which such person may have had with any third party, in connection with the business of, or development or sale of any products of, the Company or any of its Subsidiaries.

                    Section 4.15  Compliance with Applicable Law.

                         (a)  The business and activities of the
          Company and each of its Subsidiaries have been and are being conducted in compliance with all provisions of all applicable laws, statutes, ordinances, rules, regula-tions, judgments, decrees or orders of any Governmental Entity ("Applicable Law"), except for violations or possible violations of laws, statutes, ordinances, rules or regulations which do not have and would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice of any alleged violations of any of the foregoing. Except for routine supervisory investigations and reviews (none of which has had or is reasonably expected to have a Company Material Adverse Effect), to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened and no Governmental Entity has indicated an intention to conduct the same.

                         (b)  Each of the Company and its Subsid-
          iaries holds all licenses, permits, franchises and other governmental authorizations necessary to the ownership of its properties or the current or proposed conduct of its business ("Company Permits"), and all such Company Per-mits will remain in full force and effect immediately following the Effective Time and will not in any way be affected by, or terminate or lapse by reason of, the consummation of the transactions contemplated by this Agreement or the Related Agreements. No action or pro-ceeding is pending or, to the Company's knowledge, threatened, and to the Company's knowledge, no fact exists or event has occurred, in any case, that has a reasonable possibility of resulting in a revocation, non-renewal, termination, suspension or other material im-pairment of any material Company Permits.

                         (c)  Without limiting the generality of
          the representations and warranties made in Sections
          4.15(a) and (b) above:

                         (i)   Euro Brokers Maxcor, Inc. ("EBMI")
               is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is a member in good standing of the NASD, and the Form BD filed by EBMI with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act complies as to form with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, is in full force and effect and does not contain an untrue statement of material fact or omit to state a mate-rial fact necessary to make the statements therein not misleading. EBMI is in compliance with all Applicable Law in connection with its acting as a broker-dealer and as a member of any self-regulatory organization, including, without limitation, the net capital rules set forth in Rule 15c3-1 promulgated under the Exchange Act, the reserve requirements of Rule 15c3-3 promulgated under the Exchange Act, the margin rules promulgated by the Federal Reserve Board under Section 8 of the Exchange Act, the recordkeeping and reporting requirements relating to broker-dealer trading systems set forth in Rule 17a-23 promulgated under the Exchange Act, and the rules and regulations promulgated pursuant to Sections 15(b)(3), (4), (6) and Section 15(c) of the Exchange Act.

                         (ii)  EBMI is a duly registered futures
               commission merchant member under the Commodities Exchange Act, is a member in good standing of the National Futures Association (the "NFA"), and is a member in good standing of the New York Cotton Exchange, and the Form 7-R filed by EBMI with the NFA complies as to form with the requirements of the NFA, is in full force and effect and does not con-tain an untrue statement of material fact or omit to state a material fact necessary to make the state-ments therein not misleading.

                         (iii) (u) Euro Brokers Financial Services
               Limited ("EBFSL") is a member of the Securities and Futures Authority Limited (the "SFA"), and is in compliance, and has at all times complied, with the rules of the SFA and (while they were in force) the rules of The Securities Association ("TSA"), and with the Financial Services Act 1986 (the "FSA") and the regulations made under the FSA, other than any such non-compliance which would not have a Company Material Adverse Effect, (v) EBFSL is not and has not been subject to any exercise of monitoring, intervention or disciplinary powers by the TSA or the SFA (other than any regular monitoring visits by the TSA or the SFA), (w) all returns, documents and other information which ought to be provided by EBFSL to the TSA or the SFA in accordance with TSA and SFA's rules have been so provided in a form which was complete and accurate in all material respects and within the time limits prescribed, other than any such nonprovision which would not have a Company Material Adverse Effect, (x) no notice or advice has been received from the SFA and, to the knowledge of the Company, no circumstances exist which would lead to any alteration in the way EBFSL carries on its business, restrict the same in any way, or lead to expulsion from membership of SFA or the imposition of any restrictions or conditions or other requirements by the SFA, (y) EBFSL does not and has not appointed any appointed representatives as defined in Section 44 of the FSA and (z) no complaints have been made to EBFSL or to any regula-tory authority to which EBFSL is subject by any EBFSL's customers or counterparties, and there are no matters currently in existence which would be likely to give rise to any such complaint, other than any of the same which would not have a Material Adverse Effect.

                         (iv)  (t) Euro Brokers International
               Limited ("EBIL") is included in the list maintained by the Bank of England (the "Bank") for the purposes of Section 43 of the FSA, (u) since the commencement of Section 3 of the FSA, EBIL has not carried on any investment business (as defined in the FSA) other than transactions to which Schedule 5 of the FSA applies or things done for the purposes of such transactions, (v) EBIL is in compliance, and has at all times complied, with the requirements published in the Bank paper dated April 1988 entitled "The regulations of the wholesale markets in sterling, foreign exchange and bullion" and in the Bank Paper dated December 1995 entitled "The regulation of the wholesale cash and OTC derivatives markets (in sterling, foreign currency and bullion)(together, the "Grey Paper"), and the paper published by the Bank entitled "The London Code of Conduct" as in force from time to time, other than any such non-compliance which would not have a Company Material Adverse Effect, (w) all returns, documents and other information which ought to be provided by EBIL to the Bank in accordance with the Grey Paper or the London Code of Conduct have been so provided in a form which was complete and accurate in all material respects and within the time limits prescribed, other than any such nonprovision which would not have a Company Material Adverse Effect, (x) no notice or advice has been received from the Bank, and to the knowledge of the Company, no circumstanc-es exist which would lead to any alterations in the way EBIL carries on its business, restrict the same in any way or lead to removal from the list main-tained by the Bank for the purposes of Section 43 of the FSA or the imposition of any restrictions or conditions or other requirements by the Bank, (y) no notice or advice has been received from the Bank that the Bank has not at any time been, or is not, satisfied that the businesses of EBIL have been and are being carried on in compliance with the Grey Paper and the London Code of Conduct and that EBIL has satisfied and satisfies the conditions imposed by the Bank for admission to the list maintained by the Bank for the purposes of Section 43 of the FSA and (z) no complaints have been made to EBIL or to any Governmental Entity to which EBIL is subject by any of the respective counterparties or customers of EBIL, and there are no matters currently in exis-tence which would be likely to give rise to any such complaint, other than any of the same which would not have a Company Material Adverse Effect.

                         (v)   Yagi Euro (Hong Kong) Ltd. is a
               member of good standing of The Hong Kong Foreign Exchange and Deposit Brokers Association ("HKFE"), and is in compliance, and has at all times complied with the rules and regulations of the HKFE, other than any such non-compliance which would not have a Company Material Adverse Effect. The business and operations of Yagi Euro (Hong Kong) Ltd. do not require it to comply with Section 48 of the Hong Kong Securities Ordinance.

                         (vi)  Euro Brokers Canada Limited
               ("EBCL") is duly registered as a limited market dealer under the Securities Act (Ontario) and the Commodity Futures Act (Ontario) (the "Ontario Acts") and is a member in good standing of the Investment Dealers Association of Canada, and all forms filed by EBCL with the Ontario Securities Commission pursuant to the Ontario Acts comply as to form with the requirements of the Ontario Acts and the rules and regulations of the Ontario Securities Commission thereunder, are in full force and effect and do not contain an untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading.

                         (vii) EBCL is duly registered as an in-
               ter-dealer bond broker under the by-laws and regula-tions for the Investment Dealers Association of Canada ("IDAC") and is a member in good standing, and is in compliance, and has at all times complied, with the by-laws and regulations of IDAC, other than any such non-compliance which would not have a Company Material Adverse Effect.

                         (viii) Euro Brokers Inc. is not required
               to be registered as a broker-dealer under the Ex-change Act, nor is it required to comply with Sec-tion 48 of the Hong Kong Securities Ordinance.

                         (ix)  The operations of Euro Brokers
               Tokyo, Inc. do not bring it within the control of the Bank of Japan, Ministry of Finance of Japan or any other Governmental Entity in Japan.

                         (d)  There are no pending or, to the
          knowledge of the Company, proposed laws, statutes, ordi-nances, rules or regulations of any Governmental Entity relating to any of the businesses of the Company and its Subsidiaries that, if enacted, would or is reasonably likely to have a Company Material Adverse Effect.

                    Section 4.16 Information in Disclosure Docu-ments and Registration Statement. None of the informa-tion to be supplied by the Company or any of its Subsid-iaries for inclusion in (i) the Registration Statement to be filed with the SEC by FSAC on Form S-4 under the Exchange Act for the purpose of registering the shares of Merger Stock, the Merger Warrants and the shares of FSAC Common Stock issuable upon exercise of the Merger War-rants (the "Warrant Shares")(the "Registration State-ment") or (ii) the joint or separate proxy statements to be distributed in connection with FSAC's and the Company's meetings of stockholders to vote upon this Agreement (the "Proxy Statements"), will, in the case of the Registration Statement, at the time it becomes effec-tive and at the Effective Time, or, in the case of the Proxy Statements or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy State-ments and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any materi-al fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                    Section 4.17  Employee Benefit Plans; ERISA.

                         (a)  Schedule 4.13(ii) hereto sets forth a
          true and complete list of each employee benefit plan, arrangement or agreement that is maintained (the "Company Plans") by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company does not have any under-standings or agreements (oral or written) for the payment of bonuses or other contingent compensation to any of the directors, officers or employees of it or any of its Subsidiaries, which bonuses or other compensation have not been paid or accrued for on the Company's Financial Statements (or will be accrued for on the Company's Closing Balance Sheet).

                         (b)  Each of the Company Plans that is
          subject to ERISA is in compliance with ERISA; each of the Company Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; no Company Plan has an accumulated or waived funding defi-ciency within the meaning of Section 412 of the Code; neither the Company nor an ERISA Affiliate has incurred, directly or indirectly, any material liability (including any material contingent liability) pursuant to Title IV of ERISA; no proceedings have been instituted to termi-nate any Company Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in
          Section 4043(b) of ERISA, has occurred with respect to any Company Plan; neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Company Plans or to amend or modify any existing Company Plans; and no condi-tion exists that presents a material risk to the Company or an ERISA Affiliate of incurring a liability pursuant to Title IV of ERISA.

                         (c)  The current value of the assets of
               each of the Company Plans that is subject to Title IV of ERISA, based upon the actuarial assumptions (to the extent reasonable) presently used by the Company Plans, exceeds the present value of the accrued benefits under each such Company Plan; no Company Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and no Company Plan is a multiple employer plan as defined in Section 413 of the Code; and all contributions or other amounts payable by the Company as of the Effective Time with respect to each Company Plan in respect of current or prior plan years have been either paid or accrued on the balance sheet of the Compa-ny. There are no material pending, threatened or, to the knowledge of the Company, anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Plans or any trusts related thereto.

                              (d)  Neither the Company nor any ERISA
               Affiliate, nor any Company Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any Company Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Plan or any such trust could be subject to either a material civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a material tax imposed pursuant to section 4975 or 4976 of the Code. No amounts payable under the Company Plans will, individually or in the aggregate, fail to be de-ductible for federal income tax purposes by virtue of section 280G of the Code.

                              (e)  Except (i) for coverage mandated by
               Applicable Law, (ii) as provided in any insurance policy listed in Schedule 4.20, (iii) any employment agreement listed in Schedule 4.13(ii) or (iv) as expressly contem-plated by this Agreement or the Employment Agreements, neither the Company nor any ERISA Affiliate has committed itself, orally or in writing, (x) to provide or cause to be provided to any person any payments or provision of any "welfare" or "pension" benefits (as defined in Sec-tions 3(1) and 3(2) of ERISA) in addition to, or in lieu of, those payments or benefits set forth under any Compa-ny Plan, (y) to continue the payment of, or accelerate the payment of, benefits under any Company Plan, except as expressly set forth thereunder, or (z) to provide or cause to be provided any postemployment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit to any person (including with-out limitation any former current employee) except for death benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA and benefits in the nature of severance/redundancy pay.

                              (f)  To the knowledge of the Company,
               there is no activity involving any employees of the Company or its Subsidiaries seeking to certify a collec-tive bargaining unit or engaging in any other organiza-tional activity.

                         Section 4.18  Environmental Laws and Regulations.

                              (a)  Except as set forth in Schedule
               4.18(a): (i) the Company and its Subsidiaries are in material compliance with, and there are no outstanding allegations by any person or entity that the Company or its Subsidiaries has not been in compliance with, all applicable laws, rules, regulations, common law, ordi-nances, decrees, orders or other binding legal require-ments relating to pollution (including the treatment, storage and disposal of wastes and the remediation of releases and threatened releases of materials), the preservation of the environment, and the exposure to materials in the environment or work place ("Environmen-tal Laws") and (ii) the Company and its Subsidiaries currently hold all permits, licenses, registrations and other governmental authorizations (including exemptions, waivers, and the like) and financial assurance required under Environmental Laws for the Company and its Subsid-iaries to operate their businesses as currently conduct-ed.

                              (b)  Except as set forth in Schedule
               4.18(b), (i) to the knowledge of the Company there is no friable asbestos-containing material in or on any real property currently owned, leased or operated by the Company or its Subsidiaries and (ii) there are and to the knowledge of the Company there have been no underground storage tanks (whether or not required to be registered under any Applicable Law), dumps, landfills, lagoons, surface impoundments, injection wells or other land disposal units in or on any property currently owned, leased or operated by the Company or its Subsidiaries.

                              (c)  Except as set forth in Schedule
               4.18(c), (i) neither the Company nor its Subsidiaries has received (x) any written communication from any person stating or alleging that any of them may be a potentially responsible party under any Environmental Law (including, without limitation, the Federal Comprehensive Environmen-tal Response, Compensation, and Liability Act of 1980, as amended) with respect to any actual or alleged environ-mental contamination or (y) any request for information under any Environmental Law from any Governmental Entity with respect to any actual or alleged material environ-mental contamination; and (ii) none of the Company, its Subsidiaries or any Governmental Entity is conducting or has conducted (or, to the knowledge of the Company, is threatening to conduct) any environmental remediation or investigation which could result in a material liability of the Company or its Subsidiaries under any Environmen-tal Law.

                         Section 4.19 Condition of Assets. All materi-al tangible personal property, fixtures and equipment comprising the assets of the Company and its Subsidiaries are in good state of repair (ordinary wear and tear excepted) and operating condition and are sufficient and adequate to conduct the business of the Company and its Subsidiaries on the date hereof.

                         Section 4.20 Insurance. All policies of fire, liability, workers' compensation, and other forms of insurance for events or occurrences arising or taking place in the case of occurrence type insurance, and for claims made and/or suits commenced in the case of claims-made type insurance (each an "Insurance Policy"), and providing insurance coverage to or for the Company or its Subsidiaries between the date of this Agreement and the Effective Time, are listed in Schedule 4.20 hereto and, except as set forth in said Schedule 4.20, all premiums with respect thereto covering all periods up to and including any date as of which this representation is being made have been paid or accrued, and no notice of cancellation or termination has been received with re-spect to any such Insurance Policy. All such Insurance Policies are in full force and effect and provide insur-ance, including without limitation liability insurance, in such amounts and against such risks as is customary for companies engaged in similar businesses to the Compa-ny and its Subsidiaries to protect the employees, proper-ties, assets, businesses and operations of the Company and its Subsidiaries. All such Insurance Policies will remain in full force and effect immediately following the Effective Time and will not in any way be affected by, or terminate or lapse by reason of, the consummation of the transactions contemplated hereby or by any of the Related Agreements.

                         Section 4.21  Absence of Certain Business
               Practices. To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any officer, director, employee or agent thereof, nor any other person or entity acting on behalf of either the Company or any of its Subsidiaries, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, governmental employee or other person or entity with whom either the Company or any of its Subsidiaries has done business directly or indirectly, or
               (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, gov-ernmental employee or other person or entity who is or may be in a position to help or hinder the business (or assist either the Company or any of its Subsidiaries in connection with any actual or proposed transaction), which in the case of either clause (i) or (ii) above, (x) would reasonably be expected to subject either the Compa-ny or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or pro-ceeding, (y) if not given in the past, would reasonably be expected to have had a Company Material Adverse Effect or (z) if not continued in the future, would reasonably be expected to have a Company Material Adverse Effect.

                         Section 4.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, consisting of Company Common Stock, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. The Board of Directors of the Company (at a meeting duly called and held) has (i) approved this Agreement, the Security Transfer Agreement, the Majority Stockholder Agreement, the Employment Agreements, the Escrow Agree-ment and all other agreements to be executed by the Company pursuant to this Agreement, (ii) determined that the transactions contemplated hereby and thereby are fair to and in the best interests of the holders of Company Common Stock and (iii) determined to recommend this Agreement, the Merger and the other transactions contem-plated hereby and thereby to such holders for approval and adoption. Such approval is sufficient to remove (for purposes of the exchange of shares provided for in the Merger only) the restrictions on voluntary or involuntary transfer that may be applicable to any shares of Company Stock pledged to the Company pursuant to various Sub-scription and Pledge Agreements entered into in connec-tion with loans made by the Company to finance employee purchases of shares of Company Stock.

                         Section 4.23 DGCL Section 203. Prior to the date hereof, the Board of Directors of the Company has approved this Agreement, the Security Transfer Agreement, the Majority Stockholder Agreement, the Employment Agree-ments, the Escrow Agreement and all other agreements to be executed by the Company pursuant to this Agreement, and the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and any of such other transactions the provisions of Section 203 of the DGCL.

                         Section 4.24 Affiliate Transactions. Except as set forth in Schedule 4.24 and other than such advanc-es, loans and payments between the Company and its Sub-sidiaries made in the ordinary course of business and consistent with past practices, neither the Company nor any Subsidiary owes any amount or has any contract or commitment or obligation that will survive the Effective Time, to or with any affiliate of the Company or any of its Subsidiaries, or any of the stockholders thereof, any officer or director of the Company or any of its Subsid-iaries, or any affiliate, associate or family member thereof, and none of such persons owes any amount of money in excess of $10,000 to the Company or any of its Subsidiaries. Except as set forth in Schedule 4.24, none of the persons referred to in the first sentence of this
               Section 4.24 has any material interest in any significant property, real or personal, tangible or intangible, of the Company or any of its Subsidiaries.

                         Section 4.25  Brokers.  No broker, finder or
               financial advisor has acted on behalf of the Company in connection with this Agreement, and there are no broker-age, finder's or other fees or commissions payable in connection with the Merger or the transactions contem-plated by this Agreement based upon any arrangements made by or on behalf of the Company.

                                       ARTICLE V

                         REPRESENTATIONS AND WARRANTIES OF FSAC

                         FSAC represents and warrants to the Company as
               follows:

                         Section 5.1 Organization. FSAC is a corpora-tion duly organized, validly existing and in good stand-ing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted and is proposed to be conducted. FSAC is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not have a material adverse effect, individually or in the aggregate, on the financial condition, results of operations, business, assets, liabilities, prospects or properties of FSAC and its Subsidiaries taken as a whole, or the ability of FSAC to consummate the Merger and the other transactions contemplated by this Agreement (an "FSAC Material Adverse Effect"). Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation. Except for Sub, there are no other Subsidiaries of FSAC.

                         Section 5.2   Capitalization.

                              (a)  The authorized capital stock of FSAC
               (prior to the Charter Amendments) consists of 14,000,000 shares of FSAC Common Stock and 1,000,000 shares of Preferred Stock, par value $.001 per share ("FSAC Pre-ferred Stock"), of FSAC. As of March 5, 1996, (i) 4,416,666 shares of FSAC Common Stock were issued and outstanding and FSAC Warrants to purchase 7,566,666 shares of FSAC Common Stock (including Bridge Warrants, as defined in the 1994 Prospectus, to acquire 400,000 shares of FSAC Common Stock) were issued and outstanding, and (ii) no shares of FSAC Preferred Stock were issued and outstanding. A single share of FSAC Common Stock is sometimes bundled with two FSAC Warrants as a Unit. Subject to approval and adoption of the Charter Amend-ments, all of the shares of FSAC Common Stock, all of the Merger Warrants issuable in exchange for shares of Compa-ny Stock at the Effective Time in accordance with this Agreement and all Warrant Shares will be, when so issued, duly authorized, validly issued, fully paid (subject to the payment of the exercise price with respect to the Warrant Shares) and nonassessable.

                              (b)  The authorized capital stock of Sub
               consists of 1,000 shares of Sub Common Stock, of which 100 shares, as of the date hereof, were issued and out-standing. All of such outstanding shares are owned by FSAC, and are validly issued, fully paid and nonassess-able.

                              (c)  Except as set forth in Schedule
               5.2(c) or in the 1994 Prospectus, and except for the transactions contemplated by this Agreement (including the making of the Exchange Offer contemplated by (and as defined in) Section 7.12 and the adoption of the FSAC Option Plan contemplated by (and as defined in) Section 7.8), (i) there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from FSAC or Sub any of the autho-rized but unissued or treasury shares of the capital stock or any other security of FSAC or Sub, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock, (iii) there is no obligation (contingent or otherwise) of FSAC to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof and (iv) there is no voting trust or other agreement or under-standing to which FSAC or Sub is a party or is bound with respect to the voting of the capital stock of FSAC or Sub.

                         Section 5.3 Authority Relative to this Agree-ment. Each of FSAC and Sub has the requisite corporate power and authority to execute and deliver this Agreement and all Related Agreements and other agreements to be executed by it pursuant to this Agreement and to consum-mate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all Related Agreements and other agreements to be executed by FSAC or Sub pursuant to this Agreement, and the consumma-tion by each of FSAC and Sub of the transactions contem-plated on its part hereby and thereby, have been duly authorized (i) in the case of FSAC, by FSAC's Board of Directors and, except for the approvals of FSAC's stock-holders to be sought at the stockholders' meeting contem-plated by Section 7.4(b) with respect to this Agreement and the Merger (including not having 20% or more in interest of the Public Stockholders exercise their Con-version Rights) and the Charter Amendments, no other corporate proceedings on the part of FSAC are necessary to authorize this Agreement or any Related Agreement or other agreement to be executed by FSAC pursuant to this Agreement or for FSAC to consummate the transactions contemplated hereby or thereby and (ii) in the case of Sub, by Sub's Board of Directors and by FSAC, as the sole stockholder of Sub, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement or any Related Agreement or other agreement to be execut-ed by Sub pursuant to this Agreement or for Sub to con-summate the transactions contemplated hereby or thereby. Each of this Agreement and all Related Agreements and other agreements to be executed by FSAC pursuant to this Agreement has been duly and validly executed and deliv-ered by FSAC and constitutes a valid and binding agree-ment of FSAC, enforceable against FSAC in accordance with its terms. Each of this Agreement and all Related Agree-ments and other agreements to be executed by Sub pursuant to this Agreement has been duly and validly executed and delivered by Sub and constitutes a valid and binding agreement of Sub, enforceable against Sub in accordance with its terms.

                         Section 5.4 Consents; No Violations. Neither the execution, delivery and performance of this Agreement nor any Related Agreement or other agreement to be exe-cuted by FSAC or Sub pursuant to this Agreement by FSAC or Sub, nor the consummation by FSAC and Sub of the transactions contemplated hereby or thereby, will (i) subject to approval and adoption of this Agreement, the Merger and the Charter Amendment by FSAC stockholders (including not having 20% or more in interest of the Public Stockholders exercise their Conversion Rights), conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of FSAC or of Sub, (ii) except as set forth in Schedule 5.4, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset of FSAC or Sub pursuant to, any of the terms, conditions or provisions of any Con-tract to which FSAC or Sub is a party or by which either of them or any of their properties or assets may be bound, (iii) except as set forth in Schedule 5.4, consti-tute a change of control under, or require the consent from or the giving of notice to a third party pursuant to, the terms, conditions or provisions of any such Contract, or (iv) violate any law, order, writ, injunc-tion, decree, statute, rule or regulation of any Govern-mental Entity applicable to FSAC, Sub or any of their properties or assets.

                         Section 5.5 Reports and Financial Statements; Undisclosed Liabilities.

                              (a)  FSAC has furnished or made available
               to the Company true and complete copies of all reports filed by FSAC with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the "Securi-ties Act") since January 1, 1995 (collectively, the "FSAC SEC Reports"). Such FSAC SEC Reports, as of their re-spective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of FSAC includ-ed in the FSAC SEC Reports, including, without limita-tion, the FSAC Balance Sheet and the unaudited balance sheet of FSAC as of September 30, 1995 (the "FSAC Finan-cial Statements"), have been prepared in accordance with GAAP consistently applied throughout the periods indicat-ed (except as otherwise noted therein or, in the case of unaudited statements, as permitted by Form 10-Q of the
               SEC) and fairly present (subject, in the case of unaudit-ed statements, to normal, recurring year-end adjustments and any other adjustments described therein) the finan-cial position of FSAC as at the dates thereof and the results of operations and cash flows of FSAC for the periods then ended. Since January 1, 1995, there has been no change in any of the significant accounting (including tax accounting) policies, practices or proce-dures of FSAC.

                              (b)  Except as reflected in the FSAC
               Financial Statements or the notes thereto, neither FSAC nor Sub had any material Liabilities as of the respective dates of the balance sheets included in the FSAC Finan-cial Statements. Since September 30, 1995, neither FSAC nor Sub has incurred any material Liabilities, except for
               (i) general and administrative expenses (in amounts consistent with past such expenses), (ii) costs and expenses incurred in connection with FSAC's purpose of acquiring an operating business in the financial services industry (including in connection with the transactions contemplated by this Agreement), (iii) lease occupancy costs, (iv) Delaware state franchise taxes, (v) amortiza-tion of organization costs and (vi) federal, state and local income taxes payable on FSAC's cash interest in-come.

                         Section 5.6   Absence of Certain Changes;
               Business of FSAC. Except as set forth in the FSAC SEC Reports, since December 31, 1994, (i) FSAC has not con-ducted any business or material operations other than in connection with its organization and related financings, its initial public offering, cash investment and Trust Fund management and attempted acquisitions of an operat-ing business in the financial services industry (includ-ing the Company) and (ii) there has not been any fact, event, circumstance or change affecting or relating to FSAC or Sub which has had or would have an FSAC Material Adverse Effect.

                         Section 5.7 Approvals. Except as set forth in Schedule 5.7, no filing with, or a permit, authoriza-tion, notification, consent or approval of, any Govern-mental Entity is required or necessary for (i) the valid execution, delivery and performance by FSAC or Sub of this Agreement and all Related Agreements and other agreements to be executed by FSAC or Sub pursuant to this Agreement or (ii) the consummation by FSAC and Sub of the transactions contemplated hereby or thereby.

                         Section 5.8   Litigation.  There is no suit,
               action, arbitration, investigation or proceeding pending or, to the knowledge of FSAC, threatened against or affecting FSAC or Sub, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity against FSAC or Sub, which, in any such case will or is reasonably likely to have an FSAC Material Adverse Ef-fect. Nor, to the knowledge of FSAC, does there exist any basis for any such action, suit, arbitration, inves-tigation, proceeding, judgment, decree, injunction or order.

                         Section 5.9 No Default. Except as set forth in Schedule 5.9, neither FSAC nor Sub is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or By-Laws or (ii) any Contract to which FSAC or Sub is a party or by which they or any of their properties or assets may be bound, ex-cept, in the case of clause (ii), for defaults or viola-tions which would not have an FSAC Material Adverse Effect.

                         Section 5.10    Taxes.  FSAC has heretofore
               delivered or will make available to the Company true, correct and complete copies of the federal, state, local and foreign income, franchise, sales and other Tax Re-turns filed by FSAC for FSAC's year ended December 31, 1994, and FSAC was not required to file any Tax Returns for any period ending prior to December 31, 1994. FSAC has duly filed all material federal, state, local and foreign income, franchise, sales and other Tax Returns required to be filed by FSAC. All such Tax Returns are true, correct and complete in all material respects, and FSAC has duly paid all Taxes required to be paid in respect of the periods covered by such returns and has paid or made adequate provision for payment of all ac-crued but unpaid Taxes anticipated in respect of all periods since the periods covered by such Tax Returns. All deficiencies assessed as a result of any examination of Tax Returns of FSAC by federal, state, local or for-eign tax authorities have been paid or reserved on FSAC Financial Statements in accordance with GAAP consistently applied, and true, correct and complete copies of all revenue agent's reports, "30-day letters," or "90-day letters" or similar statements proposing or asserting any Tax deficiency against FSAC for any open year have been heretofore delivered to the Company. FSAC has heretofore delivered or will make available to the Company true, correct and complete copies of all written tax-sharing agreements and written descriptions of all such unwritten agreement or arrangements to which FSAC is a party. No issue has been raised during the past five years by any federal, state, local or foreign taxing authority which, if raised with regard to any other period not so exam-ined, could reasonably be expected to result in a pro-posed deficiency for any other period not so examined. FSAC has not granted any extension or waiver of the statutory period of limitations applicable to any claim for Taxes. The federal income tax returns of FSAC have not been examined by and settled with the Service. FSAC is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; no consent has been filed under Section 341(f) of the Code with respect to FSAC; FSAC has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; and FSAC has not issued or assumed any corporate acquisition indebtedness, as defined in Section 279(b) of the Code, or any obligations described in
               Section 279(a)(2) of the Code. FSAC has complied (and until the Effective Time will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (includ-ing, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authori-ties all amounts required to be so withheld and paid over under all applicable laws.

                         Section 5.11 Compliance with Applicable Law. The business and activities of FSAC and Sub have been and are being conducted in compliance with all provisions of all Applicable Law, except for violations or possible violations of laws, statutes, ordinances, rules or regu-lations which do not have and are reasonably likely not to have an FSAC Material Adverse Effect. FSAC has not received any written or, to the knowledge of FSAC, oral notice of any alleged violations of any of the foregoing. To the knowledge of FSAC, no investigation or review by any Governmental Entity with respect to FSAC is pending or threatened and no Governmental Entity has indicated an intention to conduct the same.

                         Section 5.12 Information in Disclosure Docu-ments and Registration Statement. None of the informa-tion to be supplied by FSAC or Sub for inclusion in (i) the Registration Statement or (ii) the Proxy Statements will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statements or any amendments thereof or supplements thereto, at the time of the mail-ing of the Proxy Statements and any amendments or supple-ments thereto, and at the time of the meeting of stock-holders of FSAC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statements will comply as to form in all material re-spects with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, except that no representation is made by FSAC with respect to statements made therein based on information supplied by the Company, any of its Subsidiaries, WCAS or their respective representatives for inclusion in either the Registration Statement or the Proxy Statements or with respect to information concern-ing the Company or any of its Subsidiaries, WCAS incorpo-rated by reference in either the Registration Statement or the Proxy Statements.

                         Section 5.13 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of FSAC Common Stock (provided, however, that less than 20% in interest of the Public Stockholders exercise their Conversion Rights) is the only vote of the holders of any class or series of FSAC capital stock necessary to approve the Merger, the issuance of shares of Merger Stock and Merger Warrants pursuant thereto (and the issuance of Warrant Shares pursuant to the exercise of the Merger Warrants), and the Charter Amendments. The affirmative vote of FSAC, as the sole stockholder of all outstanding shares of Sub Common Stock, is the only vote of the holders of any class or series of Sub capital stock necessary to approve the Merger. The Board of Directors of FSAC (at a meeting duly called and held) has
               (i) approved this Agreement, the Escrow Agreement, the Majority Stockholders' Agreement, the Security Transfer Agreement, the Registration Rights Agreement and all other agreements to be executed by FSAC pursuant to this Agreement, (ii) determined that the transactions contem-plated hereby and thereby are fair to and in the best interests of the holders of FSAC Common Stock, (iii) determined to recommend this Agreement, the Merger, the Charter Amendments and the other transactions contemplat-ed hereby and thereby to such holders, (iv) determined that, as of February 28, 1996, the fair market value of the Company and its Subsidiaries, based upon standards generally accepted by the financial community, such as earnings, potential sales, cash flow and book value, is equal to or greater than 80% of the net assets of FSAC, and (v) determined to cause FSAC, as the sole stockholder of Sub, to approve and adopt this Agreement. The Board of Directors of Sub (by unanimous written consent) has approved this Agreement.

                         Section 5.14 List of Contracts. Except as set forth on Schedule 5.14 and except for this Agreement and the Related Agreements, neither FSAC nor Sub (i) is a party to any Contract or group of related Contracts which either exceed $50,000 per annum in amount or are other-wise material to FSAC or Sub, contains warranties by FSAC or Sub in excess of those customary in its business or cannot be performed in the normal course within 180 days after the Effective Time or cancelled within such period by FSAC or Sub or any assignee, as the case may be, without breach or greater than nominal penalty, (ii) is or has been a party to any employment agreement or has paid or declared any bonuses since their respective inceptions except with respect to secretarial staff or
               (iii) has any employee benefits plans.

                         Section 5.15  Funds.  At the time required by
               Section 3.8(a) for payment of the Estimated Aggregate Cash Consideration to the Exchange Agent, FSAC will have obtained the release from the Trust Fund of all funds therein.

                         Section 5.16  Brokers.   No broker, finder or
               financial advisor has acted on behalf of FSAC or Sub in connection with this Agreement, and there are no broker-age, finder's or other fees or commissions payable in connection with the Merger or the transactions contem-plated by this Agreement (other than fees that may be payable to GKN Securities Corp. in connection with the Exchange Offer or exercise of FSAC Warrants) based upon any arrangements made by or on behalf of FSAC or Sub.

                         Section 5.17 Affiliate Transactions. Except as described in the 1994 Prospectus or as set forth in
               Schedule 5.17, and except for the Employment Agreements, neither FSAC nor Sub owes any material amount or has any material contract or commitment or obligation that, in either case, will survive the Effective Time, to or with any affiliate of FSAC, any of the stockholders thereof, any officer or director of FSAC or any affiliate, associ-ate or family member thereof, and none of such persons owes any material amount of money to FSAC or Sub. Except as described in the 1994 Prospectus or as set forth in
               Schedule 5.17, and except for the Employment Agreements and their ownership of FSAC Common Stock and/or FSAC Warrants, none of the persons referred to in the first sentence of this Section 5.17 has any material interest in any significant property, real or personal, tangible or intangible, of FSAC or Sub.

                         Section 5.18  No Properties, Encumbrances,
               Leasehold Interests or Insurance. Except for (i) the funds in the Trust Fund, which currently are comprised of a treasury bill maturing on April 25, 1996 in the amount of $18,775,000, (ii) funds comprised of a treasury bill maturing on April 25, 1996 in the amount of $1,012,000,
               (iii) cash as of February 26, 1996 in the amount of approximately $255,442, and (iv) as set forth in Schedule
               5.17 or Schedule 5.18 hereto, neither FSAC nor Sub owns directly or indirectly or has a leasehold interest in any material properties or assets (real, personal and mixed, tangible and intangible), and neither FSAC, nor Sub holds any Insurance Policy.

                                       ARTICLE VI

                         CONDUCT OF BUSINESS PENDING THE MERGER

                         Section 6.1 Conduct of Business by the Compa-ny Pending the Merger. Prior to the Effective Time, unless FSAC shall otherwise agree in writing, or except as otherwise expressly contemplated by this Agreement:

                              (a)  the Company shall conduct, and cause
               each of its Subsidiaries to conduct, its business only in the ordinary and usual course consistent with past prac-tices and the Company shall use, and cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it;

                              (b)  the Company shall not, nor shall it
               permit any of its Subsidiaries to, (i) amend its charter, by-laws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any divi-dend or other distribution payable in cash, stock or property (except with respect to dividends or other distributions from any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsid-iary of the Company), or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Sub-sidiaries;

                              (c)  the Company shall not, nor shall it
               permit any of its Subsidiaries to, (i) authorize for issuance, issue or sell or agree to issue or sell any shares (including shares held in treasury) of, or rights or securities of any kind to acquire or convertible into any shares of, its capital stock or shares of the capital stock of any of its Subsidiaries (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise); (ii) merge or consolidate with another entity (except as specifically described in paragraph B) of Schedule 4.7 hereto); (iii) acquire or purchase an equity interest in or a substantial portion of the assets of another corpo-ration, partnership or other business organization or otherwise acquire any assets, or otherwise, except in the ordinary and usual course of business and consistent with past practices, enter into any material contract, commit-ment or transaction; (iv) sell, lease, license, waive, release, transfer, encumber, compromise or otherwise dispose of any of its assets outside the ordinary and usual course of business and consistent with past prac-tices; (v) incur, assume, discharge or prepay any materi-al Lien, any material indebtedness or any other material Liabilities other than in the ordinary course of business and consistent with past practices; (vi) assume, guaran-tee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a Subsidiary of the Company in the ordinary course of business and consistent with past practices; (vii) make any loans, advances or capital contributions to, or investments in, any other person, other than to a Subsidiary of the Company or other than in the ordinary course of business and consistent with past practice over the twelve-month period immediately prior to the date hereof; (viii) except after reasonable advance consultation with FSAC (it being understood that approval by FSAC shall not be required), authorize or make capital expenditures in excess of $100,000 individually or $250,000 in the aggre-gate; (ix) permit any insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business; or (x) enter into any contract, agreement, commitment or arrangement providing for a matter not permitted by clauses (i) through (ix) above.

                              (d)  the Company shall not, nor shall it
               permit any of its Subsidiaries to, (i) amend (so as to increase the benefits thereunder), adopt or enter into, (except as may be required by Applicable Law) any Company Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee; provided, however, that the Company shall be permitted to enter into employment agreements in the ordinary course of business and consistent with past practices where such employment agreements do not include any unusual or extraordinary provision with respect to bonuses, options, pools, or other employment compensa-tion; provided, further, that it is understood that the Company will not enter into any such employment agreement permitted by the preceding proviso without reasonable advance consultation with FSAC (it being understood that approval by FSAC shall not be required) if such employ-ment agreement provides for an annual base salary equal to or greater than $200,000; (ii) increase in any manner the compensation or fringe benefits of, or pay or agree to pay any bonus to, any director, officer or employee (except in the ordinary course of business consistent with past practices), or (iii) take any action to fund or in any other way secure (except after reasonable advance consultation with FSAC it being understood that FSAC approval shall not be required) or to accelerate or otherwise remove restrictions with respect to, the pay-ment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan; and

                              (e)  the Company shall not, nor shall it
               permit its Subsidiaries to, take any action with respect to, or make any material change in, its accounting or tax policies or procedures.

                         Section 6.2   Conduct of Business by FSAC
               Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing, or except as otherwise expressly contemplated by this Agreement:

                              (a)  FSAC shall not conduct any business,
               incur any material liabilities or enter into any Con-tracts, other than in each case in connection with cash investments, Trust Fund management, general office admin-istration, preparation for and consummation of the trans-actions contemplated by this Agreement and the Related Agreements and, provided that FSAC does not enter into any material binding commitment with respect thereto, in preparation for the post-Merger activities of FSAC and its Subsidiaries;

                              (b)  FSAC shall use its reasonable efforts
               to preserve intact the present business organization, to keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it;

                              (c)  FSAC shall not (i) amend its Certifi-
               cate of Incorporation (other than pursuant to the Charter Amendments) or By-Laws; (ii) split, combine or reclassify any shares of its outstanding capital stock; or (iii) declare, set aside or pay any dividend or other distribu-tion payable in cash, stock or property;

                              (d)  FSAC shall not authorize for issu-
               ance, issue or sell or agree to issue or sell any shares of, or rights or securities of any kind to acquire or convertible into any shares of, its capital stock (wheth-er through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or other-
               wise), except for (i) the issuance of shares of FSAC Common Stock upon the exercise or exchange of FSAC War-rants or Unit Purchase Options (as defined in the 1994 Prospectus) outstanding on the date of this Agreement (including pursuant to the Unit Purchase Option Exchange contemplated by Section 7.9) and (ii) any agreement, pursuant to the Employment Agreements or otherwise, to issue options to acquire FSAC Common Stock under the FSAC Option Plan contemplated by Section 7.8; and

                              (e)  neither FSAC nor Sub shall take any
               action with respect to, or make any material change in, its accounting or tax policies or procedures.

                         Section 6.3   Conduct of Business of Sub.
               During the period from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement or any of the Related Agreements.

                                      ARTICLE VII

                                 ADDITIONAL AGREEMENTS

                         Section 7.1 Access and Information. Each of the Company and FSAC shall (and shall cause its Subsid-iaries and its and their respective officers, directors, employees, auditors and agents to) afford to the other and to the other's officers, employees, financial advi-sors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records (other than attorney-client privileged documents) and its properties, facili-ties and personnel and, during such period, each shall furnish promptly to the other a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws or, in the case of the Company and its Subsidiaries, pursuant to the rules or regulations of any self-regula-tory organization, provided that no investigation pursu-ant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obli-gations of the respective parties to consummate the Merger. The Company will also provide FSAC with copies of its monthly unaudited financial statements promptly after their preparation. Unless otherwise required by law, each party agrees that it (and its Subsidiaries and its and their respective representatives) shall treat and hold in confidence all non-public information so acquired (consistent, in the case of FSAC, with the terms of the separate confidentiality agreement dated August 22, 1995 between FSAC and the Company (the "Confidentiality Agree-ment")).

                         Section 7.2   No Solicitation.

                              (a)  Prior to the Effective Time, the
               Company agrees that neither it, any of its Subsidiaries or its affiliates, nor any of the respective directors, partners, officers, employees, agents or representatives of the foregoing, will, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company, or any Subsidiary of the Company or the acquisition of all or any significant assets or any capital stock of the Company, or any Subsidiary of the Company (an "Acquisition Transaction"), or negotiate, explore or otherwise engage in substantive discussions with any person (other than FSAC and its representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would re-quire it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. The Company agrees to immediately advise FSAC in writing of any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any such negotiations or discussions sought to be initiated or continued with, any of it, its Subsidiaries or affiliates, or any of the respective directors, partners, officers, employees, agents or representatives of the foregoing, in each case from a person (other than FSAC and its representatives) with respect to an Acquisition Transaction, and the terms thereof, including the identity of such third party, and to update on an ongoing basis or upon FSAC's request, the status thereof.

                              (b)  Prior to the Effective Time, FSAC
               agrees that neither it, its affiliates, nor any of the respective directors, officers, employees, agents or representatives of the foregoing, will, directly or indirectly, solicit, initiate, facilitate or encourage, or negotiate, explore or otherwise engage in substantive discussions with, any person (other than the Company, WCAS and their respective representatives) with respect to any acquisition (whether by purchase, merger, business combination or otherwise) by FSAC of any equity interest or material assets of any corporation or other business organization other than the Company and its Subsidiaries (and other than any such acquisition that would not qualify as the initial acquisition of a Target Business by FSAC, as described and defined in the 1994 Prospectus, but rather is intended to enhance the operations of FSAC after the acquisition of the Company as such a Target Business), or enter into any agreement, arrangement or understanding with respect to any such acquisition or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contem-plated by this Agreement.

                         Section 7.3   Registration Statement.  As
               promptly as practicable, FSAC and the Company shall in consultation with each other prepare and file with the SEC the Proxy Statements and FSAC in consultation with the Company shall prepare and file with the SEC the Registration Statement. Each of FSAC and the Company shall use its reasonable best efforts to have the Regis-tration Statement declared effective. FSAC shall also use its reasonable best efforts to take any action re-quired to be taken under state securities or blue sky laws in connection with the issuance of the shares of FSAC Common Stock pursuant to this Agreement in the Merger. The Company shall furnish FSAC with all informa-tion concerning the Company and the holders of its capi-tal stock and shall take such other action as FSAC may reasonably request in connection with the Registration Statement and the issuance of shares of FSAC Common Stock (including Warrant Shares) and Merger Warrants. If at any time prior to the Effective Time any event or circum-stance relating to FSAC, Sub, the Company, any Subsidiary of the Company, or their respective officers or directors should be discovered by such party which should be set forth in an amendment or a supplement to either the Registration Statement or the Proxy Statements, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

                         Section 7.4   Proxy Statements; Stockholder
               Approvals.

                              (a)  The Company, acting through its Board
               of Directors, shall, in accordance with applicable law and its Certificate of Incorporation and By-Laws, prompt-ly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a special meet-ing of the holders of Company Stock for the purpose of voting to approve and adopt this Agreement and the trans-actions contemplated hereby, and (i) recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company and include in the Proxy Statements such recommendation, and (ii) take all reasonable and lawful action to solicit and obtain such approval.

                              (b)  FSAC, acting through its Board of
               Directors, shall, in accordance with applicable law and its Certificate of Incorporation and By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date of the Company's spe-cial meeting of holders of Company Stock referred to in
               Section 7.4(a) a special meeting of the holders of FSAC Common Stock for the purpose of (i) voting to approve and adopt this Agreement, the Charter Amendments and the other transactions contemplated hereby and (ii) electing directors for all three classes of directors of FSAC to be implemented by the staggered board provisions of the Charter Amendments, including the two designees of the Company contemplated by Section 7.14(a), to serve follow-ing, and conditioned upon, consummation of the Merger, and, subject to the fiduciary duties of the Board of Directors of FSAC under applicable law as advised by outside counsel, (i) recommend approval and adoption of this Agreement, the Charter Amendments and the transac-tions contemplated hereby, by the stockholders of FSAC and include in the Proxy Statements such recommendation, and (ii) take all reasonable and lawful action to solicit and obtain such approval.

                              (c)  FSAC and the Company, as promptly as
               practicable (or with such other timing as they mutually agree), shall cause the definitive Proxy Statements to be mailed to their stockholders. At the stockholders' meetings, each of FSAC and the Company shall vote or cause to be voted in favor of approval and adoption of this Agreement and the transactions contemplated hereby all shares of FSAC Common Stock or shares of Company Stock, respectively, as to which it holds proxies or is otherwise entitled to vote at such time.

                              (d)  At or prior to the Closing, each of
               FSAC and the Company shall deliver to the other a certif-icate of its Secretary setting forth the voting results from its stockholders' meeting.

                         Section 7.5   Compliance with the Securities
               Act.

                              (a)  At least 30 days prior to the Effec-
               tive Time, the Company shall cause to be delivered to FSAC a list identifying all persons who were, in its reasonable judgment, at the record date for its stockholders' meeting convened in accordance with Section 7.4(a) hereof, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates").

                              (b)  The Company shall use its reasonable
               best efforts to cause each person who is identified as one of its Affiliates in its list referred to in Section 7.5(a) above to deliver to FSAC, at or prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit F (the "Affiliate Letters").

                              (c)  If any Affiliate of the Company
               refuses to provide an Affiliate Letter, FSAC may place appropriate legends on the certificates evidencing the shares of Merger Stock and Merger Warrants to be received by such Affiliate pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for shares of FSAC Common Stock and FSAC Warrants to the effect that the shares of Merger Stock and Merger Warrants received by such Affiliate pursuant to this Agreement only may be sold, transferred or otherwise conveyed (i) pursuant to an effective regis-tration statement under the Securities Act, (ii) in compliance with Rule 145 promulgated under the Securities Act, or (iii) pursuant to another exemption under the Securities Act.

                         Section 7.6 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advis-able under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings. Without limiting the general-ity of the foregoing, as promptly as practicable, the Company, FSAC and Sub (in conjunction with WCAS as pro-vided in the Majority Stockholders' Agreement) shall (i) make all filings and submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") as may be reasonably required to be made in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby; and
               (ii) make all filings and submissions as may be reason-ably required in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby by any of the Commodity Futures Trad-ing Commission, the NFA, the Bank, The SFA, the Ontario Securities Commission, the IDAC, the HKFE, the Bank of Japan and the Ministry of Finance (Japan). The Company will also use its reasonable best efforts to obtain any third-party consents or approvals listed on Schedule 4.5(ii) or (iii), and FSAC will also use its reasonable best efforts to obtain any third party consents or ap-provals listed on Schedule 5.4. Subject to Section 7.1 and the Confidentiality Agreement, the Company will furnish to FSAC and Sub, and FSAC and Sub will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to Section
               7.1 and the Confidentiality Agreement, the Company will provide FSAC and Sub, and FSAC and Sub will provide the Company, with copies of all material written correspon-dence, filings and communications (or memoranda setting forth the substance thereof) between such party or any of its representatives and any Governmental Entity, with respect to the obtaining of any waivers, consent or approvals and the making of any registrations or filings, in each case that is necessary to consummate the Merger and the other transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or employees of FSAC and the Surviving Corporation shall take all such neces-sary action.

                         Section 7.7 Related Agreements. As an essen-tial inducement for the parties hereto to enter into this Agreement, certain parties hereto (as applicable) are concurrently entering into the Majority Stockholders' Agreement, the Escrow Agreement and the Security Transfer Agreement and have negotiated to substantially final form the other Related Agreements. Each of the parties hereto agrees that, prior to and as a condition to the Closing, it will execute and deliver each such other Related Agreement to which it is a party.

                         Section 7.8 FSAC Option Plan. FSAC agrees to use its reasonable best efforts to solicit in the Proxy Statement and obtain FSAC stockholder approval for an employee stock option plan (the "FSAC Option Plan"). Subject to the receipt of such approval, FSAC agrees to prepare and file with the SEC, as soon as practicable after the Effective Time, a Registration Statement on Form S-8 under the Securities Act in connection with the FSAC Option Plan for purposes of registering the FSAC Common Stock issuable thereunder.

                         Section 7.9   Unit Purchase Option Exchange.
               FSAC agrees to use its reasonable best efforts to enter into an agreement with the holder(s) of the Unit Purchase Options providing for the exchange, contingent upon the Merger, but effective as of immediately prior to the Effective Time, of a number of shares of FSAC Common Stock and/or other consideration, to be determined by agreement of FSAC, the Company and such holders, for all, but not less than all, of such Unit Purchase Options (the "Unit Purchase Option Exchange"). The determination of the Actual Outstanding FSAC Shares (and, if applicable, the Actual Outstanding FSAC Warrants and/or the FSAC Closing Cash Equivalents) contemplated by Section 3.6 shall take into account the results of the Unit Purchase Option Exchange. If the Unit Purchase Option Exchange is not agreed to or does not occur as of immediately prior to the Effective Time, the Merger Consideration shall be increased to include either (i) such additional Per Share Cash Consideration as FSAC and the Company may mutually agree or (ii) in the absence of such agreement, a number of new unit purchase options, with terms entitling the holders thereof to receive the same securities for the same exercise price as are receivable by the holders of the Unit Purchase Options after the Effective Time and otherwise substantially identical to the Unit Purchase Options (except that no registration rights, separate from the Registration Rights Agreement, shall be applica-ble thereto) (the "New Options"), equal to the quotient obtained by dividing 333,333 by the Actual Company Stock Number. If applicable, all interests in a New Option that a Holder would otherwise be entitled to receive as a result of the preceding sentence shall be aggregated and if, after such aggregation, a fractional interest in a New Option would result, such fractional interest shall be rounded down so that each Holder is only issued a whole number of New Options.

                         Section 7.10 Charter Amendments. FSAC agrees to use its reasonable best efforts to solicit in the Proxy Statement relating to its meeting of stockholders and obtain FSAC stockholder approval for the Charter Amendments. Subject to the receipt of such approval, FSAC agrees to file the necessary Certificate of Amend-ment with respect to the Charter Amendments with the Secretary of State of the State of Delaware immediately prior to the Effective Time (in the case of the Charter Agreement increasing FSAC's authorized capital stock) and immediately after the Effective Time (in the case of the Charter Amendment implementing a staggered board).

                         Section 7.11  NASDAQ National Market.  FSAC
               shall use its reasonable best efforts (i) to prepare and file an application with the NASD to list on the NASDAQ National Market the FSAC Common Stock and the FSAC War-rants and (ii) to cause such application to be approved as soon as reasonably practicable following the Effective Time. It is understood that such listing is not a condi-tion to the occurrence of the Closing.

                         Section 7.12  Exchange Offer.  It is contem-
               plated that as soon as reasonably practicable following consummation of the Merger (subject, however, to the advice of its financial advisors), FSAC will commence an exchange offer (the "Exchange Offer") to acquire all FSAC Warrants that are outstanding, including if not thereto-fore exchanged, the Bridge Warrants (as defined in the 1994 Prospectus), on the basis of one share of FSAC Common Stock for a number of FSAC Warrants to be mutually agreed post-Closing between FSAC and WCAS. In connection therewith, it is contemplated that FSAC will, prior to the Exchange Offer, attempt to enter into separate agree-ments with the holders of the Bridge Warrants and the Unit Purchase Options (if any such units, or warrants issuable thereunder, are outstanding) pursuant to which such holders will agree to exchange such securities, subject to consummation of the Exchange Offer, for shares of FSAC Common Stock on a basis to be negotiated and set forth in such agreements. In connection with the Ex-change Offer, certain stockholders of FSAC and the Compa-ny have made certain commitments that are set forth in the Security Transfer Agreement.

                         Section 7.13 Stockholder Loans. From the date of this Agreement until two (2) days prior to the Closing Date, the Company shall use its reasonable best efforts to cause each of the Stockholder Loans to be either (i) repaid in cash and/or (ii) agreed to be repaid with the cash portion of the Merger Consideration otherwise dis-tributable to such stockholder as evidenced by an assign-ment and consent agreement (in a form reasonably accept-able to FSAC) executed and delivered by such stockholder to the Company (and copied to FSAC). To the extent that any Stockholder Loan is not so repaid or agreed to be repaid in full, the Company shall assign (in exchange for cash consideration equal to the outstanding principal amount thereof, together with accrued and unpaid inter-
               est) the balance of such Stockholder Loan to members of the Management and/or one or more designees of the fore-going (other than the Company and its Subsidiaries) of any or all of the foregoing at least two (2) days prior to the Closing Date.

                         Section 7.14  Directors and Officers.

                              (a)  The Company (i) hereby designates
               Donald R.A. Marshall and (ii) prior to the preparation and mailing of the Proxy Statements, shall designate one additional person, reasonably acceptable to FSAC, to serve as its nominees for election as directors to the first (initial term of one year) and second (initial term of two years) classes, respectively, of directors of FSAC to be implemented by the Charter Amendment (it being understood that the effectiveness of the staggered board provisions of the Charter Amendment and of the election of such designees will be conditioned upon consummation of the Merger). FSAC agrees to effect the nomination of such designees, to recommend to FSAC stockholders the election of such designees, to include such recommenda-tion in the Proxy Statement relating to its meeting of stockholders and otherwise to use its best efforts to effect their election. Immediately following the Clos-ing, FSAC will also use its best efforts to take all actions necessary to cause Donald Marshall to be appoint-ed Vice-Chairman of FSAC.

                              (b)  Immediately following the Closing, it
               is agreed that FSAC and the Company will take all action necessary to cause (i) Gilbert Scharf and Michael Scharf to be appointed to the Board of Directors of the Company,
               (ii) Gilbert Scharf to be appointed to the Board of Directors of each of Euro Brokers Holdings Ltd. and Euro Brokers Holdings Inc., (iii) the Company to establish an Operations Committee of the Company consisting of three individuals, one of whom will be Gilbert Scharf, and the other two of whom shall be reasonably acceptable to the Boards of Directors of FSAC and the Company and (iv) Gilbert Scharf to become Vice-Chairman of the Company.

                         Section 7.15  Public Announcements.  Each of
               FSAC, Sub and the Company agrees that it will not issue or cause to be issued any press release or otherwise make any public statement with respect to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby without the prior consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by Applicable Law and (ii) the party making such disclosure has first used its reason-able best efforts to consult with the other parties about the form and substance of such disclosure.

                         Section 7.16 Directors' and Officers' Indemni-fication. All rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors and officers of the Company under the provisions existing on the date hereof in the Company's Certificate of Incorporation or By-Laws shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transac-tions contemplated by this Agreement), survive the Effec-tive Time, and, as of the Effective Time, the Surviving Corporation shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or within a six-year period immediately after the Effective Time.

                         Section 7.17  Expenses.  Except as otherwise
               set forth in Section 9.2(b) and Schedule 3.7(a), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expens-es, except that (i) the filing fee in connection with filings under the HSR Act, (ii) the expenses incurred in connection with printing the Registration Statement and the Proxy Statement and (iii) the filing fees with the SEC relating to the Registration Statement and the Proxy Statement will be shared equally by FSAC and the Company.

                         Section 7.18  Supplemental Disclosure.  The
               Company shall give prompt notice to FSAC, and FSAC shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement of the party giving such notice to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement of the party giving such notice not to be complied with or satisfied and (ii) any failure of which it becomes aware of any party hereto to comply with or satisfy any covenant, condition or agreement to be com-plied with or satisfied by such party hereunder; provid-ed, however, that the delivery of any notice pursuant to this Section 7.18 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VIII of this Agreement or otherwise limit, offset or otherwise affect the remedies available hereunder to any party.

                         Section 7.19  Letters of Accountants.

                              (a)  FSAC shall use its reasonable best
               efforts to cause to be delivered to the Company a letter of BDO Seidman, LLP, FSAC's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reason-ably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

                              (b)  The Company shall use its reasonable
               best efforts to cause to be delivered to FSAC a letter of Price Waterhouse LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to FSAC, in form and substance reasonably satisfactory to FSAC and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

                         Section 7.20  Conversion Share Excess.  FSAC
               agrees that if the number of Conversion Shares exceeds 10% of the Actual Outstanding FSAC Shares as described in
               Section 8.3(d) and any one or more stockholders of FSAC satisfy each of the requirements set forth in accordance with the proviso to Section 8.3(d), FSAC shall enter into a binding commitment prior to the Effective Time with such stockholders to sell, immediately after and contin-gent upon the Effective Time, a number of authorized but unissued shares of FSAC Common Stock equal to the Excess Conversion Shares (as hereinafter defined) for an aggre-gate purchase price equal to the Excess Conversion Amount (as hereinafter defined).

                                      ARTICLE VIII

                        CONDITIONS TO CONSUMMATION OF THE MERGER

                         Section 8.1 Conditions to Each Party's Obli-gation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived in writing (if per-missible under Applicable Law) by each of FSAC and the
               Company:

                              (a)  HSR Approval.  Any waiting period
               applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seek-ing to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

                              (b)  Stockholder Approval and FSAC Conver-
               sion Rights. (i) This Agreement and the transactions contemplated hereby shall have been approved and adopted by (x) the requisite vote (as described in Section 4.22) of the stockholders of the Company in accordance with Applicable Law and (y) by the requisite vote (as de-scribed in Section 5.13) of the stockholders of FSAC, in accordance with Applicable Law and (ii) less than twenty percent (20%) in interest of FSAC's Public Stockholders shall have exercised their Conversion Rights.

                              (c)  Registration Statement.  The Regis-
               tration Statement shall have become effective under the Exchange Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

                              (d)  No Order.  No Governmental Entity
               (including a federal or state court) of competent juris-diction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether tempo-rary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consum-mation of the Merger or any transaction contemplated by this Agreement or the Related Agreements; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

                              (e)  Approvals.  Other than the filing of
               Merger documents in accordance with the DGCL, all autho-rizations, consents, waivers, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity that are listed on Schedule 8.1(e), or the failure of which to obtain, make or occur prior to the Effective Time would have a material adverse effect at or after the Effective Time on (i) FSAC or (ii) the Surviving Corporation and its Subsidiaries taken as a whole, shall have been ob-tained, been filed or have occurred. FSAC shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the shares of Merger Stock, Merger Warrants and Warrant Shares pursuant to this Agreement.

                              (f)  Charter Amendments.  Each of the
               Charter Amendments shall have been approved by the requi-site vote of the stockholders of FSAC, and the Charter Amendment providing for the increase in FSAC's authorized capital stock shall have been filed with the Secretary of State of the State of Delaware and have become effective in accordance with the DGCL.

                         Section 8.2 Conditions to Obligations of FSAC and Sub to Effect the Merger. The obligations of FSAC and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by FSAC:

                              (a)  Representations and Warranties.  (i)
               The aggregate effect of all inaccuracies in the represen-tations and warranties of the Company set forth in this Agreement and of WCAS set forth in the Majority Stockholders' Agreement do not and will not have a Compa-ny Material Adverse Effect and (ii) the representations and warranties of the Company set forth in this Agreement and of WCAS set forth in the Majority Stockholders' Agreement that are qualified with reference to a Company Material Adverse Effect or materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all materi-al respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time, and FSAC shall have received certificates signed on behalf of each of the Company and WCAS by the chief executive officer or the chief financial officer of the Company and WCAS respectively, to such effect.

                              (b)  Performance of Obligations.  Each of
               the Company, its Subsidiaries and WCAS shall have per-formed in all material respects all obligations required to be performed by it under this Agreement or the Majori-ty Stockholders' Agreement, as the case may be, at or prior to the Effective Time, and FSAC shall have received certificates signed on behalf of each of the Company and WCAS by the chief executive officer or the chief finan-cial officer of the Company and WCAS respectively, to such effect.

                              (c)  Certain Valuations.  Each of the
               following shall be true: (i) the Company's Closing De-fined Net Worth, as estimated pursuant to Section 3.7(a)(i), shall not be less than $30 million and
               (ii) the cash and cash equivalents of the Company as reflected on the Company's Closing Balance Sheet, in accordance with GAAP and on a basis consistent with the preparation of the audited consolidated Balance Sheet of the Company as of December 31, 1995 (the "Company's Closing Cash Equivalents"), as estimated pursuant to
               Section 3.7(a), shall not be less than $15 million.

                              (d)  Related Agreements.  Each of the
               Company and WCAS and each member of Management shall have executed and delivered each of the Related Agreements to which it or he is a party and performed all obligations of it required thereunder to be performed at or prior to the Effective Time.

                              (e)  Affiliate Letters.  FSAC shall have
               received the Affiliate Letters from each of the Affili-ates of the Company, as contemplated by Section 7.5.

                              (f)  Dissenting Shares.  The aggregate
               number of Dissenting Shares shall not constitute more than 10% of the Company Stock Number.

                              (g)  Legal Opinion.  FSAC shall have
               received an opinion of Reboul, MacMurray, Hewitt, Maynard and Kristol, counsel to the Company, dated the day of the Effective Time, addressed to FSAC and Sub and reasonably acceptable to FSAC, addressing each of the matters set forth in Schedule 8.2(g).

                              (h)  Consolidating Supervisor.  The UK
               Subsidiaries (separately and on a consolidated basis) shall be in compliance (without the necessity of re-stricting their operations as currently or historically conducted) with all applicable rules and regulations of their Consolidating Supervisor (whether the SFA or the Bank of England) in relation to capital adequacy and financial resources requirements, and their consolidated position under such rules and regulations as applied shall not show any regulatory capital deficit (subject to any waivers or non-enforcement arrangements granted by the Consolidating Supervisor if all restructurings or recapitalizations necessary to maintain in effect such waivers or arrangements have been completed).

                              (i)  Additional Officer's Certificate.
               FSAC shall have received a certificate of the Company, by its chief executive officer or chief financial officer, to the effect that all outstanding shares of capital stock of the Company's Subsidiaries are beneficially owned, either directly or indirectly, by the Company and are held free and clear of all Liens (other than the Liens disclosed in the last paragraph of Schedule 4.12).

                         Section 8.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Company:

                              (a)  Representations and Warranties.  (i)
               The aggregate effect of all inaccuracies in the represen-tations and warranties of FSAC set forth in this Agree-ment does not and will not have an FSAC Material Adverse Effect and (ii) the representations and warranties of FSAC contained in this Agreement that are qualified with reference to an FSAC Material Adverse Effect or material-ity shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects as of the date hereof, and, except to the extent such representations and war-ranties speak as of an earlier date, as of the Effective Time as though made on and as of the Effective Time, and the Company shall have received a certificate signed on behalf of FSAC by the chief executive officer or the chief operating officer of FSAC to such effect.

                              (b)  Performance of Obligations.  Each of
               FSAC and Sub shall have performed in all material re-spects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of FSAC and Sub by the chief executive officer or the chief operating officer of FSAC and Sub, respec-tively, to such effect.

                              (c)  Certain Valuations.  FSAC shall have
               delivered to the Company a certificate of the Trustee (or other evidence reasonably satisfactory to the Company) to the effect that the cash proceeds of the Trust Fund as of the Closing Date (disregarding any amounts payable to Public Stockholders in respect of Conversion Shares) will be at least $18 million.

                              (d)  FSAC Conversion Rights.  The number
               of Conversion Shares shall not exceed 10% of the Actual Outstanding FSAC Shares, provided, however, that if the number of Conversion Shares exceeds 10% (but not more than 20%) of the Actual Outstanding FSAC Shares (such excess being referred to herein as the "Excess Conversion Shares"), then any one or more of the current stockhold-ers of FSAC shall have the right, but not the obligation, of satisfying the condition set forth in this Section 8.3(d) by (i) giving written notice to the Company, within ten days after delivery of the certificate as to the number of Conversion Shares as required by Section 3.6(a)(ii), of the exercise by such stockholders of such right, and (ii) delivering to the Company within such ten-day period written evidence of financing sufficient to pay to FSAC an amount in cash equal to the aggregate amount payable to stockholders of FSAC in respect of the Excess Conversion Shares (the "Excess Conversion Amount").

                              (e)  Related Agreements. Each of FSAC,
               Sub, Gilbert Scharf and Michael Scharf shall have execut-ed and delivered each of the Related Agreements to which it or he is a party and performed all obligations of it required thereunder to be performed at or prior to the Effective Time.

                              (f)  Legal Opinion.  The Company shall
               have received an opinion of Skadden, Arps, Slate, Meagher & Flom, special counsel to FSAC, dated the day of the Effective Time, addressed to the Company, and reasonably accepted to the Company, addressing each of the matters set forth in Schedule 8.3(f).

                                       ARTICLE IX

                                      TERMINATION

                         Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of FSAC or the Company:

                              (a)  by mutual consent of FSAC and the
               Company;

                              (b)  by either FSAC or the Company, if the
               Merger shall not have been consummated before July 31, 1996 (unless the failure to so consummate the Merger by such date shall be due to the action or failure to act of the party (or its stockholders or Subsidiaries) seeking to terminate this Agreement, which action or failure to act constitutes or constituted a breach of this Agree-
               ment);

                              (c)  by either FSAC or the Company, if any
               permanent injunction or action by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable;

                              (d)  by FSAC, if (i) there has been a
               breach of any representations or warranties of the Compa-ny set forth herein or of WCAS set forth in the Majority Stockholders' Agreement, the effect of which is a Company Material Adverse Effect, (ii) there has been a breach in any material respect of any of the covenants or agree-ments set forth in this Agreement or the Majority Stockholders' Agreement on the part of the Company or WCAS (as the case may be), which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by FSAC to the Company or WCAS (as the case may be), (iii) the stockholders of the Company fail to approve and adopt this Agreement and the Merger at the stockholders' meeting of the Company con-templated by Section 7.4 or (iv) the number of Dissenting Shares is more than 10% of the Company Stock Number.

                              (e)  by the Company, if (i) there has been
               a breach of any representations or warranties of FSAC set forth herein the effect of which is an FSAC Material Adverse Effect, (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of FSAC or Sub, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to FSAC, (iii) the stockholders of FSAC fail to approve and adopt this Agreement and the issuance of FSAC Common Stock, Merger Warrants and War-rant Shares pursuant thereto at the stockholders' meeting of FSAC contemplated by Section 7.4, or 20% or more in interest of the Public Stockholders exercise their Con-version Rights or (iv) the number of Conversion Shares exceeds 10% of the Actual Outstanding FSAC Shares as described in Section 8.3(d) and the condition has re-mained unsatisfied in accordance with the proviso to said
               Section 8.3(d) for a period of 10 days after the certifi-cation provided by FSAC pursuant to Section 3.6(a)(ii).

                         Section 9.2   Effect of Termination.

                              (a)  In the event of a termination of this
               Agreement pursuant to this Article IX, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in this Section 9.2, Section
               7.1 and Section 7.17, and except that nothing herein shall relieve any party from liability for any breach of this Agreement or any Related Agreement.

                              (b)  If this Agreement shall have been
               terminated (i) by FSAC pursuant to Section 9.1(d)(i),
               (ii) or (iii), or pursuant to Section 9.1(d)(iv) to the extent that the 10% threshold would not have been exceed-ed if Dissenting Shares held by any of the Investor Stockholders or the EBIC Management Stockholders (as such terms are defined in the Registration Rights Agreement) were disregarded, or (ii) by the Company pursuant to
               Section 9.1(e) at a time when FSAC is already permitted to terminate this Agreement pursuant to said Section 9.1(d) (i), (ii), (iii) or, as described in clause (i) above, (iv), then in any such case the Company shall promptly, but in no event later than two business days after the date of such termination, pay FSAC a termina-tion fee of $2 million, which amount (the "Termination Payment") shall be payable in same day funds; provided, however, that no fee shall be paid pursuant to this
               Section 9.2(b) if the Company is already permitted to terminate this Agreement pursuant to Section 9.1(e) other than under the circumstances described in clause (ii) above.

                              (c)  Payment by the Company of the Termi-
               nation Payment shall constitute full liquidated damages and will be the sole remedy of FSAC and Sub (i) against the Company (except for remedies that cannot be waived as a matter of law) for any termination or breach (if there is a termination) of any representation, warranty or covenant hereunder and (ii) against WCAS for any termina-tion or breach (if there is a termination) of any repre-sentation, warranty or covenant under the Majority Stockholders' Agreement or the Security Transfer Agree-ment; provided, however, that FSAC shall be entitled to reimbursement of its reasonable costs and expenses (in-cluding attorney's fees) incurred, if any, in enforcing its right to collect the Termination Payment.

                              (d)  For the avoidance of doubt, the
               Company confirms and agrees that, pursuant to the letter, dated December 19, 1995, from the Company to FSAC with respect to the Trust Fund, in the event that the Merger is not consummated for any reason, the Company is not entitled to make or pursue any right or claim whatsoever that, directly or indirectly, seeks any of the funds of, or other remedy with respect to, the Trust Fund.

                                       ARTICLE X

                                    INDEMNIFICATION

                         Section 10.1 Survival of Representations and Warranties. All representations and warranties made by the Company in this Agreement shall survive the Effective Time and shall terminate at the close of business on the day which is 12 months after the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

                         Section 10.2  Indemnification of FSAC.  From
               and after the Effective Time, to the extent provided in this Article X, FSAC, including any person or entity that was a stockholder, director, officer, employee or agent of FSAC or Sub as of immediately prior to the Effective Time (FSAC and such other persons and entities are col-lectively hereinafter referred to as the "Indemnified Parties") shall be entitled to be indemnified and held harmless, but only to the extent of the Escrow Stock, from and against any liabilities, claims, demands, judg-ments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description) (collectively, "Damages") asserted against, resulting to, imposed upon or incurred by an Indemnified Party by reason of, resulting from or arising out of:

                              (i)  a breach of or inaccuracy in any
                    representation or warranty of the Company or WCAS contained in this Agreement or any Related Agree-ment; or

                              (ii) any breach of any covenant or agree-
                    ment of the Company or WCAS contained in this Agree-ment or any Related Agreement.

               For purposes of determining whether FSAC, as an Indemni-fied Party, shall have had any Damages asserted against, resulting to, imposed upon or incurred by it in connec-tion with any of the matters described in the immediately preceding clause (i) or (ii), FSAC shall be deemed to have had asserted against, resulting to, imposed upon or incurred by it any and all Damages asserted against, resulting to, imposed upon or incurred by the Surviving Corporation or any Subsidiary thereof in connection with any of such matters.

                         Section 10.3 Escrow Deposit; Recourse Against Escrow Securities. At the Effective Time, FSAC shall deposit the Escrow Stock with the Escrow Agent pursuant to the Escrow Agreement. Any claims by an Indemnified Party for indemnification pursuant to this Article X from the Holders shall be satisfied solely by recourse to the Escrow Stock. Any claim by an Indemnified Party for payment of such indemnification shall be made by giving written notice of such claim, including in reasonable detail the basis and the amount thereof, to each of the Representatives (as hereinafter defined) and the Escrow Agent. As set forth more specifically in the Escrow Agreement, the claim, and the amount of Damages permitted thereunder, shall be resolved by (i) the failure of either of the Representatives to timely challenge it,
               (ii) the mutual agreement of the Indemnified Party and the Representatives or (iii) in the absence of timely mutual agreement, binding arbitration. In accordance with the terms of the Escrow Agreement, the Escrow Agent shall release to FSAC shares of Escrow Stock having an aggregate value equal to the Damages ultimately allowed under such claim. FSAC shall thereupon retire (and hold in treasury) or cancel such released shares and, if the Indemnified Party with respect to such Damages is not FSAC, pay or cause to be paid such damages to such Indem-nified Party. For all purposes under this Article X, a share of the Escrow Stock shall be valued at the average of the closing bid price of a share of FSAC Common Stock as reported (x) on the OTC Bulletin Board or (y) if not quoted at such time on the OTC Bulletin Board, in the Pink Sheets, in each case for the last five trading days prior to the Effective Time.

                         Section 10.4  Representatives.

                              (a)  Authority.  For purposes of this
               Article X and the Escrow Agreement, in view of the fact that successful claims for indemnification will ultimate-ly have the effect of reducing the Merger Consideration payable to each Holder, WCAS shall act as the Representa-tive on behalf of itself and all of the other Holders who are WCAS affiliates and Donald R.A. Marshall shall act as the Representative on behalf of himself and all other Holders, in each case, subject to the provisions of
               Section 10.4(b) below. Each Representative shall keep the Holders for which it is acting as Representative reasonably informed of its decisions of a material na-ture. Each Representative (i) is authorized to take any action deemed by it appropriate or reasonably necessary to carry out the provisions of, and is authorized to act on behalf of, the Holders for which it is acting as Representative for all purposes related to this Article X, including the acceptance of service of process upon such Holders and the acceptance or compromise of claims for indemnification, and (ii) all decisions and actions of each Representative shall be binding and conclusive upon the Holders for which it is acting as Representative and may be relied upon by the Indemnified Parties and the Escrow Agent.

                              (b)  Standard of Conduct.  Each Represen-
               tative shall not be liable to any of the Holders or any other party for any error of judgment, act done or omit-ted by it in good faith, or mistake of fact or law unless caused by its own gross negligence or willful misconduct. In taking any action or refraining from taking any action whatsoever each Representative shall be protected in relying upon any notice, paper or other document reason-ably believed by it to be genuine, or upon any evidence reasonably deemed by it to be sufficient. Each Represen-tative may consult with counsel in connection with its duties and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. No Representative shall be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement or the Escrow Agreement.

                         Section 10.5  Certain Limitations on Liability.

                              (a)  The indemnification obligations
               pursuant to this Article X shall be applicable only to claims as to which written notice has been furnished hereunder within 12 months after the Effective Time.

                              (b)  Notwithstanding anything in the
               foregoing provisions of this Article X to the contrary, the Indemnified Parties shall be entitled to seek indem-nification under this Article X only when the aggregate of all claims for Damages under this Article X exceeds $100,000, after which the Indemnified Parties shall be entitled to seek indemnification starting with the first dollar of such Damages.

                              (c)  In no event shall any Holder have any
               right, whether by way of contribution or otherwise, to reimbursement from FSAC, the Surviving Corporation, the Company or any of its Subsidiaries for any indemnifica-tion payments made by release of Escrow Stock pursuant to this Article X.

                         Section 10.6  Exclusive Remedy.  Except for
               remedies that cannot be waived as a matter of law, if the Merger is consummated as contemplated herein, this Arti-cle X shall be the exclusive remedy for breach of the representations and warranties of the Company contained herein or of WCAS contained in the Majority Stockholders' Agreement or in any certificate delivered pursuant hereto.

                                       ARTICLE XI

                                   GENERAL PROVISIONS

                         Section 11.1 Amendment and Modification. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of FSAC and the Company with respect to any of the terms contained herein; provided, however, that after any approval and adoption of this Agreement by the stockhold-ers of FSAC or the Company, no such amendment, modifica-tion or supplementation shall be made which under Appli-cable Law requires the approval of such stockholders, without the further approval of such stockholders.

                         Section 11.2 Waiver. At any time prior to the Effective Time, FSAC and Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the repre-sentations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

                         Section 11.3 Investigations. The respective representations and warranties of FSAC and the Company contained herein or in any certificates or other docu-ments delivered prior to or as of the Effective Time shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

                         Section 11.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effec-tive upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

                              (a)  If to FSAC or Sub, to:

                                   Financial Services Acquisition
                                     Corporation
                                   667 Madison Avenue
                                   11th Floor
                                   New York, NY  10021
                                   Attention:  Gilbert Scharf

                                   Telecopy:   (212) 246-1514

                                   with copies to:

                                   Skadden, Arps, Slate, Meagher & Flom
                                   919 Third Avenue
                                   New York, New York  10022
                                   Attention:  Roger Schwed, Esq.

                                   Telecopy:   (212) 735-2000

                              (b)  if to the Company, to:

                                   Euro Brokers Investment Corporation
                                   Two World Trade Center
                                   Suite 8400
                                   New York, NY  10048
                                   Attention:  Donald Marshall

                                   Telecopy:   (212) 748-7329

                                   with a copy to:

                                   Reboul, MacMurray, Hewitt,
                                     Maynard & Kristol
                                   45 Rockefeller Plaza
                                   New York, NY  10111
                                   Attention:  William J. Hewitt, Esq.

                                   Telecopy:   (212) 841-5725

                         Section 11.5 Descriptive Headings; Interpreta-tion. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Refer-ences in this Agreement to Sections, Schedules, Exhibits or Articles mean a Section, Schedule, Exhibit or Article of this Agreement unless otherwise indicated. References to this Agreement shall be deemed to include the Exhibits and Schedules hereto, unless the context otherwise re-quires. The term "person" shall mean and include an individual, a partnership, a joint venture, a corpora-tion, a trust, a Governmental Entity or an unincorporated organization. References herein to "the knowledge of the Company" or "the Company's knowledge" shall mean the actual knowledge, of any one or more of the following:
               Donald Marshall, Walter Dulski, Keith Reihl, Alistair Johnstone, Brian Clark, Susan Tysk, Cindy Buggins, Mi-chael Morrison, Stefan Stosik, David Coomber, Jeannette Wilste, Charles Cheung and George Bart Peaslee.

                         Section 11.6  Entire Agreement; Assignment.
               This Agreement (including the Schedules, Exhibits and other agreements, certificates, documents and instruments referred to herein or contemplated hereby), together with the Related Agreements, the Confidentiality Agreement, the letter, dated December 19, 1995, from the Company to FSAC with respect to the Trust Fund, and the letter, dated March 8, 1996, from FSAC to the Company (and ac-knowledged by the Company) with respect to certain other matters, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. Except for the Indemnified Parties, this Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder. This Agreement shall not be assigned by operation of law or otherwise; provided that FSAC or Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of FSAC, but no such as-signment shall relieve FSAC or Sub, as the case may be, of its obligations hereunder.

                         Section 11.7  Governing Law.  This Agreement
               shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

                         Section 11.8  Severability.

                              (a)  The provisions of this Agreement
               shall be deemed severable and the invalidity or unenforceability of any provisions hereof shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstances, is invalid or unenforceable, (i) a suit-able and equitable provision shall be substituted there-for in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction; provided, however, that no application of this Section 11.8 shall be made that defeats the economic intentions of the parties as described in Section 3.1.

                                   (b)  Notwithstanding any other provi-
               sion of this Agreement, no provision of this Agreement which is of such a nature as to make the Agreement liable to registration under the United Kingdom Restrictive Trade Practices Act 1976 shall take effect until the day after that on which particulars thereof have been duly furnished to the Director General of Fair Trading pursu-ant to the said Act. For the purpose of this Section 11.8(b), "Agreement" shall include any agreement forming part of the same arrangement.

                         Section 11.9  Consolidating Supervisor.  The
               parties acknowledge and agree that the UK Subsidiaries are currently in technical non-compliance with the rules and regulations of the SFA, in its capacity as their Consolidating Supervisor, relating to capital adequacy and financial resources requirements and that such non-compliance, notwithstanding anything to the contrary in
               Article IV, shall not constitute a breach of or inaccura-cy in any of the representations or warranties made by the Company in said Article IV.

                         Section 11.10  Counterparts.  This Agreement
               may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.


                         IN WITNESS WHEREFORE, each of FSAC, Sub and the
               Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                   FINANCIAL SERVICES ACQUISITION
                                    CORPORATION

                                   By: /s/ Gilbert Scharf
                                       Name:   Gilbert Scharf
                                       Title:  Chairman, President and
                                               Chief Executive Officer

                                   EBIC ACQUISITION CORP.

                                   By: /s/ Gilbert Scharf
                                       Name:   Gilbert Scharf
                                       Title:  Chairman and President

                                   EURO BROKERS INVESTMENT
                                    CORPORATION

                                   By: /s/ Donald R. A. Marshall
                                       Name:   Donald R.A. Marshall
                                       Title:  President and Chief
                                               Executive Officer



                                 AMENDMENT NO. 1 TO
                            AGREEMENT AND PLAN OF MERGER

                            THIS AMENDMENT NO. 1, dated as of April __,
             1996 (this "Amendment"), entered into among Financial Services Acquisition Corporation, a Delaware corporation ("FSAC"), EBIC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of FSAC ("Sub"), and Euro Brokers Investment Corporation, a Delaware corporation (the "Company"). FSAC, Sub and the Company are collectively referred to as the "Parties."

                            Whereas, the Parties have previously entered
             into an Agreement and Plan of Merger, dated as of March 8, 1996 (the "Merger Agreement");

                            Whereas, the Parties desire to amend the
             Merger Agreement;

                            NOW, THEREFORE, in consideration of the
             foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged the Parties hereby agree as follows:

                            1.   Amendment.  Section 9.1(b) of the
             Merger Agreement is hereby amended by substituting the date "August 31, 1996" therein for the date "July 31, 1996" that is currently therein.

                            2.   Effect of Amendment.  Except as ex-
             pressly amended by this Amendment, the Merger Agreement shall remain in full force and effect according to its terms.

                            3.   Counterparts.  This Amendment may be
             executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

                            4.   Governing Law.  This Amendment shall be
             governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provi-sions thereof relating to conflicts of law.














































                                 IN WITNESS WHEREFORE, each of FSAC, Sub
             and the Company has caused this Amendment to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                 FINANCIAL SERVICES ACQUISITION
                                  CORPORATION

                                 By: /s/ Gilbert Scharf
                                     Name:  Gilbert Scharf
                                     Title: Chairman, President and
                                            Chief Executive Officer

                                 EBIC ACQUISITION CORP.

                                 By: /s/ Gilbert Scharf
                                     Name:  Gilbert Scharf
                                     Title: Chairman and President

                                 EURO BROKERS INVESTMENT
                                  CORPORATION

                                 By: /s/ Donald R.A. Marshall
                                     Name:  Donald R.A. Marshall
                                     Title: President and Chief
                                            Executive Officer